Exhibit 10.57
CREDIT AGREEMENT
dated as of
November 30, 2007
among
SMITH & WESSON HOLDING CORPORATION,
SMITH & WESSON CORP.,
and
THOMPSON/CENTER ARMS COMPANY, INC.,
as Borrowers
and
The Lenders Party Hereto,
and
TORONTO DOMINION (TEXAS) LLC,
as Administrative Agent

i

SECTION 10.15.	Waiver of Jury Trial	112
SECTION 10.16.	USA PATRIOT Act Notice	112
SECTION 10.17.	Judgment Currency.	112
SECTION 10.18.	No Advisory or Fiduciary Responsibility	113

EXHIBIT A	ACQUISITION CERTIFICATE
EXHIBIT B	ACQUISITION LINE NOTE
EXHIBIT C	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT D	BORROWING BASE CERTIFICATE
EXHIBIT E	BORROWING REQUEST
EXHIBIT F	COMPLIANCE CERTIFICATE
EXHIBIT G	CONVERSION/CONTINUATION NOTICE
EXHIBIT H-1	HOLDINGS/S&W CORP. GUARANTY
EXHIBIT H-2	HOLDINGS/TCAC GUARANTY
EXHIBIT I	OPERATING COMPANIES GUARANTY
EXHIBIT J	REAL ESTATE TERM NOTE
EXHIBIT K	REVOLVING LINE NOTE
EXHIBIT L	SUBSIDIARY GUARANTY
EXHIBIT M	TERM NOTE
EXHIBIT N	JOINDER AGREEMENT

v

     CREDIT AGREEMENT dated as of November 30, 2007 (as it may be amended, restated or modified from time to time, this “Agreement”), by and among SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (“Holdings”), SMITH & WESSON CORP., a Delaware corporation (the “S&W Corp.”), THOMPSON/CENTER ARMS COMPANY, INC., a New Hampshire corporation (“TCAC”) (Holdings, S&W Corp. and TCAC are, individually, “Borrower” and, collectively, “Borrowers”), TORONTO DOMINION (TEXAS) LLC, a Delaware limited liability company, in its capacity as agent for itself and the other Lenders (in said capacity, the “Administrative Agent”), and each lender from time to time party hereto (collectively, the “Lenders”, and individually, a “Lender”).
     The parties hereto hereby agree as follows:
     A. S&W Corp., as borrower, and Holdings, as guarantor, entered into an Amended and Restated Loan and Security Agreement dated as of November 8, 2006 (the “Existing Credit Agreement”) with TD Banknorth, N.A., as lender (“TD Banknorth”); and
     B. Pursuant to the Existing Credit Agreement, TD Banknorth made loans and other financial accommodations to S&W Corp., including a Real Estate Loan, a Term Loan, a Revolving Loan and an Acquisition Loan (each as defined in the Existing Credit Agreement), and issued certain Letters of Credit (as defined in the Existing Credit Agreement) (collectively, the “Existing Obligations”); and
     C. The Borrowers have requested the Lenders to refinance the Existing Obligations and to make certain additional loans and other financial accommodations to the Borrowers as more particularly described herein; and
     D. The Lenders have agreed to refinance the Existing Obligations and to make certain additional loans and financial accommodations to the Borrowers as more particularly described herein and upon the terms and conditions set forth herein.
     In consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Account” means all now owned or hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.
     “Accountants” means BDO Seidman, LLP or other independent certified public accountants of nationally-recognized standing.
     “Account Debtor” means any Person obligated on an Account.

     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
     “Acquisition Availability” means, at any time, an amount equal to (a) the Acquisition Loan Commitment, minus (b) the unpaid principal balance of the Acquisition Loans.
     “Acquisition Borrowing(s)” means Acquisition Loans made on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
     “Acquisition Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit A or another form which is acceptable to the Administrative Agent in its Permitted Discretion, that is to be delivered pursuant to Section 2.07(b)(i).
     “Acquisition Line Notes” means those certain Acquisition Line of Credit Notes of even date herewith made by Holdings to the order of the Lenders in their respective Applicable Acquisition Loan Percentage in the aggregate principal amount of $70,000,000, substantially in the form of Exhibit B, as the same may be amended, restated, extended, replaced or otherwise modified from time to time.
     “Acquisition Loan” means a Loan made pursuant to Section 2.07 and evidenced by the Acquisition Line Notes.
     “Acquisition Loan Availability Period” means the period from the Effective Date to, but not including, the earlier of November 30, 2009 and the date of termination of the Acquisition Loan Commitment.
     “Acquisition Loan Commitment” means the commitment of the Lenders to make Acquisition Loans hereunder, as such commitment may be reduced from time to time pursuant to Section 2.16. The initial amount of the Lenders’ Acquisition Loan Commitment is $70,000,000. Each Lender’s Acquisition Loan Commitment is set forth on Schedule 2.01 or in the Assignment Assumption to which such Lender becomes a party hereto, as applicable as such amount may be adjusted from time to time in accordance with this Agreement.
     “Acquisition Loan Maturity Date” means November 30, 2014.
     “Administrative Questionnaire” means the administrative questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Alternative Currency” means each of Euro, Yen and each other currency (other than Dollars) that is approved by the Administrative Agent and the LC Issuer.
     “Applicable Acquisition Loan Percentage” means the initial Applicable Percentage of each Lender in respect of each Acquisition Loan as set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such percentage may be adjusted from time to time in accordance with the terms hereof.
     “Applicable Margin” means
          (a) (i) during the period commencing on the date hereof and ending on the date of delivery of the Compliance Certificate for the fiscal quarter ending January 31, 2008, the Applicable Margin for all Loans and unused line fees shall be set at Level 2 on the grid below, and (ii) at all times during each Interest Period thereafter the Applicable Margin as of any date of determination shall be determined based upon the Consolidated Leverage Ratio as of the Determination Date immediately preceding such date as indicated in the following table:

					Applicable Margin	Applicable Margin
		Applicable Margin	Applicable Margin		for Acquisition	for Acquisition
		for Revolving Loan	for Revolving Loan		Loan (per annum	Loan (per annum
	Consolidated	(per annum rates)	(per annum rates)		rate) for Base Rate	rate) for LIBOR	Unused Acquisition
	Leverage Ratio	for Base Rate Loans	for LIBOR Loans	Unused Revolver Fee	Loans	Loans	Loan Fee
Level 1	Greater than 3.00:1.00	0.50%	2.50%	0.75%	1.00%	3.00%	0.75%
Level 2	Greater than or equal to 2.50:1.00 but less than 3.00:1.00	0.00%	2.00%	0.50%	0.50%	2.50%	0.50%
Level 3	Greater than or equal to 2.00:1.00 but less than 2.50:1.00	0.00%	1.75%	0.50%	0.25%	2.25%	0.50%
Level 4	Greater than or equal to 1.50:1.00 but less than 2.00:1.00	0.00%	1.50%	0.25%	0.00%	2.00%	0.25%
Level 5	Less than 1.50:1.00	0.00%	1.25%	0.25%	0.00%	1.75%	0.25%

If any Compliance Certificate has not been delivered to the Administrative Agent within the time periods specified in Section 6.01(c), then until the Determination Date, the highest rate set forth above shall apply.
     “Applicable Percentage” means the initial Applicable Percentage of each Lender in respect of each Loan as set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such percentage may be adjusted from time to time in accordance with the terms hereof.
     “Applicable Revolving Loan Percentage” means the initial Applicable Percentage of each Lender in respect of each Revolving Loan as set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such percentage may be adjusted from time to time in accordance with the terms hereof.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit C.
     “Base Rate Loans” means Loans the rate of interest applicable as to which is the Base Rate.
     “Base Rate” means, at any time, a fluctuating rate per annum equal to the higher of (a) the rate of interest quoted from time to time by the Administrative Agent as its “Base Rate” or “base rate” or (b) the sum of (i) the Federal Funds Rate plus (ii) one-half of one percent (1/2%). The Base Rate is not necessarily the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit.
     “Base Rate Basis” means a simple interest rate equal to the sum of (i) the Base Rate and (ii) the Applicable Margin applicable to Base Rate Loans. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change, and shall also be adjusted to reflect changes of the Applicable Margin applicable to Base Rate Loans.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower(s)” has the meaning assigned to such term in the preamble.

     “Borrower Representative” has the meaning assigned to such term in Section 2.10.
     “Borrowing(s)” means, individually or collectively as the context may require, a Term Borrowing, a Real Estate Borrowing, Revolving Borrowing(s) and/or Acquisition Borrowing(s).
     “Borrowing Base” means, at any time, the sum of (a) 80% of Eligible Accounts at such time, plus (b) the lesser of (i) Twelve Million Dollars ($12,000,000), or (ii) 60% of Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base.
     “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit D or another form which is acceptable to the Administrative Agent in its Permitted Discretion.
     “Borrowing Request” means a written request by the Borrower Representative for a Term Borrowing, a Real Estate Borrowing, a Revolving Borrowing or an Acquisition Borrowing in accordance with Section 2.11, which request shall be made in the form of Exhibit E.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Expenditures” of any Person means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet of such Person prepared in accordance with GAAP.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Management Bank” means any Lender, SunTrust Bank, RBS Citizens, National Association and other financial institutions that, from time to time, enter into a Deposit Account Control Agreement.
     “Cash Management Obligations” means any and all obligations of any Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Cash Management Services.

     “Cash Management Services” means any treasury management services provided to any Loan Party by any Lender or any of its Affiliates including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of any Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of any Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of any Borrower by any Person or group other than Colton R. Melby and Mitchell A. Saltz; or (d) Holdings shall cease to own directly or indirectly, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of S&W Corp. and Thompson Holding on a fully diluted basis; (e) Thompson Holding shall cease to own directly or indirectly, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of TCAC on a fully diluted basis; or (f) Holdings shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests (on a fully diluted basis) of any Domestic Subsidiary whose acquisition or formation was financed with the proceeds of any Acquisition Loan.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Administrative Agent, any Lender, by any lending office of the Administrative Agent or any Lender or by the Administrative Agent’s or any Lender’s holding company, if any with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are a Term Loan, a Real Estate Loan, Revolving Loans or Acquisition Loans.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, to secure the Obligations.
     “Collateral Access Agreement” means any landlord waiver or other similar agreement between the Administrative Agent and any third party (including any bailee or consignee) in possession of any Collateral or any landlord of any Loan Party for any leased premises where any Collateral is located, as any such waiver or similar agreement may be amended, restated or otherwise modified from time to time.

     “Collateral Documents” means, collectively, this Agreement, the Guaranty, the Security Agreement, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Hazardous Materials Indemnity Agreement, and any other documents now or hereafter executed and delivered to the Administrative Agent granting a Lien upon the Collateral as security for payment of the Obligations, as the same may be amended, restated or otherwise modified from time to time.
     “Commitment(s)” means each and all of the Revolving Commitment, the Acquisition Loan Commitment, the Real Estate Loan Commitment and the Term Loan Commitment, as each such Commitment may be changed from time to time pursuant to this Agreement.
     “Companies” means Holdings and each of its direct and indirect Subsidiaries, including, without limitation, S&W Corp. and TCAC.
     “Compliance Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit F or another form which is acceptable to the Administrative Agent in its Permitted Discretion.
     “consolidated” means the combined financial information and results of Holdings and all its Subsidiaries taken as a whole, after netting out intercompany accounts and transactions.
     “consolidating” means the individual financial information and results of each of Holdings and its Subsidiaries taken on a stand alone basis before making any adjustments for intercompany accounts and transactions.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense (with a deduction in case of income tax benefit) for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period, (v) any non-cash charges for such period related to stock options and restricted stock granting, (vi) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period), and (vii) any non-cash charges for such period set forth on Schedule 1.01 hereof, minus (b) without duplication and to the extent included in Consolidated Net Income, any extraordinary gains and any non-cash items of income for such period, all calculated for the Companies on a consolidated basis in accordance with GAAP.
     Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to Permitted Acquisitions and Asset Sales consummated at any time on or after the first day of the relevant Test Period as if each Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sales had been consummated on the day prior to the first day of such period, provided, that such calculation of Consolidated EBITDA shall be subject to the Administrative Agent’s prior written approval of the pro forma calculations.
     “Consolidated Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each fiscal quarter of Holdings for the most-recently ended Test Period, of (a) Consolidated

EBITDA, plus Consolidated Rental Expense, minus the unfinanced portion of Capital Expenditures minus cash taxes paid, minus dividends and distributions paid in cash, to (b) Consolidated Fixed Charges, all calculated for the Companies on a consolidated basis in accordance with GAAP.
     “Consolidated Fixed Charges” means, with reference to any period, without duplication, cash Consolidated Interest Expense for such period, plus Consolidated Rental Expense paid during such period, plus scheduled principal payments on Indebtedness made during such period, plus Capital Lease Obligation payments made during such period, all calculated for the Companies on a consolidated basis.
     “Consolidated Interest Expense” means, with reference to any period, the interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Subsidiaries for such period in accordance with GAAP.
     “Consolidated Leverage Ratio” means the ratio, determined as at the end of each fiscal quarter of Holdings, of (a) Total Funded Debt on such date to (b) Consolidated EBITDA for the Test Period ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date), provided that solely for purposes of Section 7.12, to the extent Holdings or any Subsidiary makes any acquisition permitted pursuant to Section 7.04 or disposition of assets outside the ordinary course of business that is permitted by Section 7.05 during the Test Period of Holdings most recently ended, the Consolidated Leverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a Pro Forma Basis as certified by the Financial Officer of Holdings).
     “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, indenture, mortgage, deed of trust or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Consolidated Rental Expense” means for any period, all obligations in respect of fixed, base and contingent rent paid or due by Holdings or any of its Subsidiaries, on a consolidated basis, during such period under any rental agreements or leases of real or personal property (other than Capital Lease Obligations).
     “Conversion Date” means November 30, 2009.
     “Conversion/Continuation Notice” means a written request by the Borrower Representative for a conversion or continuation of the interest rate on a Loan in accordance with Section 2.11, 2.12 and 2.13, which notice shall be in the form of Exhibit G.
     “Copyright Security Agreement” means that certain Copyright Security Agreement of even date herewith executed by the Loan Parties for the benefit of the Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Acquisition Loans, Real Estate Loan, Revolving Loans, or participations in LC Exposure required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (c) has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding
     “Deposit Account Control Agreement” means any control agreement, in form and substance satisfactory to the Administrative Agent, providing (i) that all items received or deposited in a deposit account on behalf of any Loan Party are pledged to the Administrative Agent that the bank in which such deposit account is maintained has no lien upon, or right to set off against, the deposit account, the items received for deposit therein or the funds from time to time on deposit therein and that such bank will wire, or otherwise transfer, in immediately available funds, on written instruction of the Administrative Agent, all collected funds to the primary depository account of the applicable Loan Party maintained with TD Banknorth, N.A. or (ii) such other substantially similar terms and conditions to which the Administrative Agent in its sole discretion may consent in writing.

     “Determination Date” means the third (3rd) Business Day after the Administrative Agent’s receipt of each Compliance Certificate in accordance with the requirements of Section 6.01(c).
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.07.
     “Dollar” and “$” mean lawful money of the United States.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the LC Issuer, as the case may be, at such time on the basis of the Spot Rate for the purchase of Dollars with such Alternative Currency.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States of America.
     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.01).
     “Eligible Accounts” means, at any time, the Accounts of any Operating Company which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:
          (a) which is not subject to a first priority perfected security interest in favor of the Lender;
          (b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;
          (c) with respect to which: such Account (i) except as provided in (c)(ii) below, is unpaid more than ninety (90) days after the date of the original invoice therefor, (ii) is unpaid more than thirty (30) days after the due date for such invoice if such invoice is subject to dating terms, or (iii) has been written off the books of any Operating Company or otherwise designated as uncollectible;
          (d) which is owing by an Account Debtor for which more than 30% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;
          (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to any Operating Company exceeds 15% of the aggregate Eligible Accounts;

          (f) with respect to which any covenant, representation, or warranty contained in this Agreement has been breached or is not true;
          (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Operating Company’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;
          (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by any Operating Company or if such Account was invoiced more than once;
          (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
          (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post petition accounts payable of an Account Debtor that is a debtor in possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
          (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;
          (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;
          (m) which is owed in any currency other than Dollars;
          (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Lender which is in the possession of the Lender, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

          (o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;
          (p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which the Borrower is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
          (q) which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
          (r) which is evidenced by any promissory note, chattel paper, or instrument;
          (s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower has filed such report or qualified to do business in such jurisdiction;
          (t) with respect to which any Operating Company has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and an Operating Company created a new receivable for the unpaid portion of such Account;
          (u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
          (v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than an Operating Company has or has had an ownership interest in such goods, or which indicates any party other than an Operating Company as payee or remittance party;
          (w) which was created on cash on delivery terms; or
          (x) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.
     In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Operating Company may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by any Operating Company to reduce the amount of such Account.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of all or a portion of a Revolving Commitment, the LC Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.
     “Eligible Inventory” means each Operating Company’s (i) finished goods consisting of completed firearms and other finished goods that meet all standards imposed by any Governmental Authority having regulatory authority over such finished goods; (ii) finished parts consisting of receivers and frames, magazines, barrels, and other finished parts that meet all standards imposed by any Governmental Authority having regulatory authority over such finished parts; and (iii) raw materials created or acquired by such Operating Company which consists of steel bar stock, steel tubing and hardware or other raw materials or work-in-process which, in each case, are initially and at all times until sold: new and unused, in first-class condition, merchantable and saleable through normal trade channels; at a location which has been identified in writing to the Administrative Agent; subject to a perfected first priority Lien in favor of the Administrative Agent; owned by such Operating Company free and clear of any lien except in favor of the Administrative Agent; not obsolete; not scrap, waste, defective goods and the like; have been produced by such Operating Company in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder; not stored with or in the possession of a bailee, warehouseman, processor or similar party unless the Administrative Agent has given its prior written consent thereto and such Operating Company has caused each such bailee, warehouseman, processor or similar party to issue and deliver to the Administrative Agent warehouse receipts in the Administrative Agent’s name for such Inventory; and have not been designated by the Administrative Agent, in accordance with its normal credit policies and in its Permitted Discretion, as unacceptable for any reason by notice to the Borrower Representative.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) material violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d)

the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “EUR” means the official currency of the European Monetary Union.
     “Eurodollar Reserve Percentage” means with respect to any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect two Business Days prior to the beginning of such Interest Period, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
     “Event of Default” has the meaning assigned to such term in Article VIII.
     “Excluded Taxes” means, with respect to the Administrative Agent or any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the

United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Administrative Agent or any Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located.
     “Existing Letters of Credit” means the following letters of credit issued by the LC Issuer for the account of S&W Corp., as the same may be extended, renewed or amended from time to time, as more specifically described below and based upon exchange rates in effect on the date hereof:

Undrawn Amount as
Type	LC Number	Date Issued	Beneficiary	Expiring Date	of Effective Date
Standby	344564-0001	10/5/01	Banque Bruxelles Lambert S.A.	7/10/2008	EUR 16,113.08
Standby	344564-0002	10/5/01	Banque Bruxelles Lambert S.A.	7/10/2008	EUR 129,050.00
Standby	344564-0401	11/25/05	United Casualty and Surety Insurance Company	12/01/2007	US $3,500,000.00
Standby	344564-0404	10/12/07	Arab Bank PLC, corresponding bank of G.H.Q. Jordan Armed Forces	2/23/2008	US $14,405.00
     “Existing Term Loan” means the Term Loan as defined in the Existing Credit Agreement.
     “Existing Real Estate Loan” means the Real Estate Loan as defined in the Existing Credit Agreement.
     “Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Home Loan Bank Rate” means the fixed rate of interest set by the Federal Home Loan Bank of Boston, Massachusetts.
     “Financial Officer” means each of the chief financial officer, principal accounting officer, treasurer or controller of the Loan Parties.

     “fiscal quarter” means a three month period which commences on the day following the end of the prior fiscal quarter and which ends on any of January 31, April 30, July 31 or October 31.
     “fiscal year” means a twelve month period of four consecutive fiscal quarters and which ends on April 30.
     “Fixed Rate Loan” means each of the Term Loan and the Real Estate Loan.
     “Foreign Exchange Obligations” means any and all obligations of any Loan Party to the Administrative Agent and/or any Lender (or any Affiliate of the Administrative Agent or any Affiliate of any Lender), whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with, or under, any foreign exchange contracts.
     “Foreign Lender” means a Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.
     “Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.
     “Funding Account” means the principal operating account of the Borrower Representative with T.D. Banknorth, N.A. into which proceeds of the Loans are deposited pursuant to Section 2.12.
     “Funding Office” means the office of the Administrative Agent located at 31 West 52nd Street, 19th Floor, New York, New York 10019, or such other office as Administrative Agent may specify from time to time as its funding office by written notice to the Borrower Representative.
     “F/X Exposure” means in respect of any Person’s liability under one or more foreign exchange contracts with any Lender, that amount, as determined by such Lender from to time to time in its Permitted Discretion, owing to such Lender by such Person on account of the Foreign Exchange Obligations.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guaranty” means, as the context requires, each and all of the Subsidiary Guaranty, the Holdings/TCAC Guaranty, the Holdings/S&W Corp. Guaranty, and the Operating Companies Guaranty, each of even date herewith in favor of the Administrative Agent, as amended, restated or modified from time to time.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hazardous Materials Indemnity Agreement” means the Hazardous Materials Indemnity Agreement of even date herewith executed by the Loan Parties in favor of the Administrative Agent, and any other Person who becomes a party thereto pursuant to the joinder agreement attached thereto and their successors and assigns, as amended, restated or modified from time to time.
     “Holdings” has the meaning assigned to it in the preamble.
     “Holdings/S&W Corp. Guaranty” means the Guaranty made by Holdings and S&W Corp. in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit H-1.
     “Holdings/TCAC Guaranty” means the Guaranty made by Holdings and TCAC in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit H-2.
     “Honor Date” means the date on which any LC Disbursement is made.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations, contingent or otherwise, of such Person in respect of cash management services, (l) all obligations, contingent or otherwise, of such Person in respect of foreign exchange contracts, (m) obligations under any liquidated earn-out and (n) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning assigned to such term in Section 10.04(b).
     “Information” has the meaning assigned to such term in Section 10.07.
     “Interest Payment Date” means (a) as to any Base Rate Loan, the last day of each month while such Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
     “Interest Period” means with respect to any LIBOR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, or three (or six months with respect to Acquisition Loans only) thereafter, as the Borrower Representative may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Loan or Acquisition Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” means goods, other than farm products, which: (a) are leased by a Person as lessor; (b) are held by a Person for sale or lease or to be furnished under a contract of service; (c) are furnished by a Person under a contract of service; or (d) consist of raw materials, work in process, or materials used or consumed in a business.

     “Issuance Fee” has the meaning assigned to such term in Section 2.18(d).
     “Joinder Agreement” has the meaning assigned to such term in Section 6.13.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
     “LC Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Revolving Loan Percentage.
     “LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the Honor Date or refinanced as a Revolving Loan.
     “LC Collateral Account” has the meaning assigned to such term in Section 2.09(h), and includes any such account established in the name of the Administrative Agent with TD Banknorth, N.A. to cash collateralize LC Exposure.
     “LC Disbursement” means a payment made by the LC Issuer pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all (i) LC Disbursements that have not yet been reimbursed by or on behalf of any Borrower on the Honor Date, and (ii) all LC Borrowings. The determination of LC Exposure shall take into account the then current Dollar Equivalent amount of all Letters of Credit issued in Alternative Currencies.
     “LC Issuer” means TD Banknorth, N.A. in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “Lender” has the meaning assigned to such term in the introductory paragraph hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 10.06, together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with Section 10.06 or an amendment of this agreement.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement, and any Existing Letter of Credit.

     “Letter of Credit Availability Period” means the period from and including the Effective Date and ending on the sixth Business Day before the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitment.
     “Letter of Credit Documents” means collectively, the letter of credit application and any other related documents executed by an Operating Company in a form satisfactory to the LC Issuer in connection with each Letter of Credit, including, without limitation, the Existing Letters of Credit.
     “Letter of Credit Fee” as defined in Section 2.18(c).
     “Letter of Credit Sublimit” means an amount equal to the Dollar Equivalent of $10,000,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitment.
     “Liabilities” of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender, or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) obligations under guaranties, and (v) obligations under any capitalized lease.
     “LIBOR” means, for any Interest Period, the rate appearing on the Telerate Service Page 3750 (or on any such other page as may replace the designated page on the Telerate Service or such other service as may be nominated by the British Bankers’ Association) as of 11:00 a.m. (London, England time) two (2) Business Days before the first day of such Interest Period as the rate for Dollar deposits, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Loan sought by the Borrower Representative.
     “LIBOR Loan” means any Loan the rate of interest applicable to which is based on the LIBOR Basis.
     “LIBOR Basis” means a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent (1%)) equal to the sum of (a) the quotient of (i) LIBOR divided by (ii) one (1) minus the Eurodollar Reserve Percentage, if any, stated as a decimal, plus (b) the Applicable Margin. The LIBOR Basis shall apply to Interest Periods of one (1), two (2), three (3) or six (6) months, and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect the adjustments in the Eurodollar Reserve Percentage and the Applicable Margin. The LIBOR Basis for any LIBOR Loan shall be adjusted as of the effective date of any change in the Eurodollar Reserve Percentage.

     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means collectively, (i) this Agreement, (ii) the Notes, (iii) the Letters of Credit, (iv) the Letter of Credit Documents, (v) the Collateral Documents, (vi) each Assignment and Assumption and (vii) any and all other agreements, instruments, certificates or reports executed by any Loan Party in connection with this Agreement, as amended from time to time, including any replacements therefor.
     “Loan(s)” means any and all loans and advances made by the Lenders pursuant to this Agreement, including, without limitation, LC Disbursements, LC Borrowings, the Term Loan, the Real Estate Loan, the Revolving Loans and any Acquisition Loans.
     “Loan Parties” means the Borrowers, their Domestic Subsidiaries, any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement, and their respective successors and assigns.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Holdings and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) a material portion of the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent and the Lenders thereunder.
     “Material Agreement” means those agreements described on Schedule 5.14.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings or its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “obligations” of Holdings or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Maximum Rate” has the meaning assigned to such term in Section 10.09.
     “Mortgages” means (i) those mortgages granted on the date hereof in favor of the Administrative Agent with respect to the Mortgage Premises, and (ii) any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent to secure the Obligations, on real property of a Loan Party, including any amendment, modification or supplement thereto.
     “Mortgaged Premises” means the parcels of land with improvements thereon located at 2100 Roosevelt Avenue, Springfield, Massachusetts 01104; 299 Page Boulevard, Springfield,

Massachusetts 01104; 19 Aviation Drive, Houlton, Maine 04730, and 400 North Main Street, Rochester, New Hampshire.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including, without limitation (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
     “Note(s)” means any and all of (i) the Revolving Line of Credit Notes; (ii) the Term Note; (iii) the Real Estate Term Note; (iv) the Acquisition Line Notes.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all Cash Management Obligations, all Swap Obligations, all Foreign Exchange Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties arising under the Loan Documents to the Administrative Agent, the Lenders, any indemnified party, any holder of Cash Management Obligations, any holder of Swap Obligations, including, without limitation, any Foreign Exchange Obligations.
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).
     “Operating Companies Guaranty” means the Guaranty made by each Operating Company in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit I and each other guaranty and guaranty supplement delivered pursuant to Section 6.13.

     “Operating Company” means S&W Corp., TCAC and/or any other Loan Party now or hereafter designated by the Administrative Agent as an Operating Company.
     “Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Participant” has the meaning set forth in Section 10.06(d).
     “Patent Security Agreement” means that certain Patent Security Agreement of even date herewith executed by the Loan Parties for the benefit of the Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” means that certain Perfection Certificate of even date herewith substantially in the form of Exhibit 7 to the Security Agreement delivered to the Administrative Agent by the Loan Parties, as may have been amended or updated from time to time.
     “Permitted Acquisition” means any Acquisition by Holdings or any Subsidiary in a transaction that satisfies each of the following requirements:
          (a) such Acquisition is not a hostile or contested acquisition;
          (b) the business acquired in connection with such Acquisition is reasonably related in operations to the Companies’ businesses immediately prior to the proposed Acquisition, including gun manufacturing;
          (c) receipt by the Administrative Agent of an officer’s certificate of the Borrower Representative certifying that both before and after giving effect to such Acquisition and the Acquisition Borrowing (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Administrative Agent has been notified in writing by the Borrower Representative that any representation or warranty is not correct and the Administrative Agent has explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;
          (d) as soon as available, but not less than twenty (20) days prior to the closing date of such Acquisition, the Borrower Representative shall have provided the Administrative Agent (i) notice of such Acquisition, specifying the purchase price and closing date, together with a general description of the acquisition target’s business, (ii) copies of all business and financial information reasonably requested by the Administrative Agent, from time to time, including financial statements of the Companies on a Pro Forma Basis reflecting the financial impact of the Acquisition, (iii) drafts of any purchase and sale agreement, together with any available schedules and exhibits, (iv) if available, at least three (3) years of audited financial statements with respect to the acquisition target (or, if the acquisition target is a start-up company, any available financial statements of such acquisition target plus stand-alone projections for such acquisition target), and (v) evidence satisfactory to the Administrative Agent in its Permitted Discretion that the acquisition of the acquisition target will be non-dilutive, will produce accretive EBITDA on a post-acquisition basis by the end of year two and will be highly complimentary of Borrowers’ operations;
          (e) upon execution, and not later than 11:00 a.m. New York time on the date of any requested Acquisition Borrowing, the Borrower shall have delivered to the Administrative Agent copies of fully executed counterparts of the purchase agreement for such Acquisition, together with all schedules and exhibits thereto;
          (f) if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent, at its option, shall have conducted an audit and field examination of such Accounts and Inventory to its satisfaction;
          (g) if such Acquisition or series of related Acquisitions with the same seller within a one year period involves a total purchase price of $30,000,000 or more in the aggregate, and involves the acquisition of a non-gun manufacturing business, or in the case where a Borrower will not own one hundred percent (100%) of the acquisition target, the Borrowers shall have obtained the prior written approval of the Required Lenders, not to be unreasonably withheld;
          (h) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of Holdings, and may become a Loan Party pursuant to the terms of this Agreement if such Subsidiary is a Domestic Subsidiary of a Borrower;
          (i) if such Acquisition is an acquisition of assets, the Acquisition is structured so that a Borrower or a Subsidiary shall acquire such assets;
          (j) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulations T, U or X;
          (k) if such Acquisition involves a regulated business, such as firearm manufacturing, the Borrower Representative has provided evidence reasonably satisfactory to the

Administrative Agent that acquisition target is compliant with all applicable regulations and has all licenses, permits and governmental approvals necessary to operate its business and that the acquiring Loan Party has obtained the necessary consents to the transfer of such licenses, permits and governmental approvals;
          (l) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;
          (m) in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Administrative Agent in its Permitted Discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;
          (n) the Financial Officer of Holdings shall certify (and provide the Administrative Agent with a pro forma calculation in form and substance reasonably satisfactory to the Administrative Agent) to the Administrative Agent that, immediately after giving effect to the completion of such Acquisition: (i) on a consolidated basis, the Companies will be in compliance with all financial covenants set forth in Section 7.12 hereof, and (ii) within two years after the Acquisition, the projected Consolidated EBITDA of the Companies, after giving effect to the proposed Acquisition, will be greater than the projected Consolidated EBITDA of the Companies without such Acquisition on a going forward basis; and
          (o) the Administrative Agent and the Required Lenders shall have completed their due diligence of the acquisition target and the proposed acquisition to their reasonable satisfaction.
     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of prudent banking practices) business judgment.
     “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.10;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.06;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(k); and
          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
          (f) Permitted Acquisitions.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Prepayment Event” means:
          (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party in excess of an aggregate amount of $1,000,000 during each fiscal year of Holdings, other than dispositions described in Section 7.05(a); or
          (b) subject to Section 2.17(c), any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party; or
          (c) the issuance by any Borrower of any Equity Interests, or the receipt by any Borrower of any capital contribution, other than any issuance by any Borrower of common Equity Interests to, or receipt of any such capital contribution from, Holdings; or
          (d) the incurrence by any Loan Party of any Indebtedness, other than (i) Indebtedness permitted under Section 7.01 and (ii) leases that do not exceed $2,000,000 in the aggregate.
     “Prepayment Fee” has the meaning assigned to such term in Section 3.03(c).
     “Pro Forma Basis” means on a pro forma basis with such adjustments as would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act.
     “Projections” has the meaning assigned to such term in Section 6.01(e).
     “Real Estate Loan Commitment” means the commitment of TD Banknorth, N.A. to make the Real Estate Loan of up to a maximum principal amount of $5,468,500.50.
     “Real Estate Loan” means the Real Estate Loan made by TD Banknorth, N.A. to S&W Corp. in a single advance.
     “Real Estate Loan Maturity Date” means January 30, 2015.
     “Real Estate Term Note” means that certain Real Estate Term Promissory Note of even date herewith made by S&W Corp. to the order of TD Banknorth, N.A. in the aggregate principal amount of the Real Estate Loan Commitment, substantially in the form of Exhibit J, as the same may have been and may be amended, restated, extended, replaced or otherwise modified from time to time.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement.
     “Required Lenders” means, as of any date of determination, at least three Lenders holding more than 50% of all Commitments or, if the commitment of each Lender to make Loans and the obligation of the LC Issuer to issue Letters of Credit have been terminated hereunder, at least three Lenders holding in the aggregate more than 50% of all outstanding Loans and LC Exposure; provided that the Commitments of, and the portion of all outstanding Loans and LC Exposure held by any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders. If there are three Lenders or less, Required Lenders shall mean all Lenders (other than Defaulting Lenders).
     “Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or under indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of a Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests of the Borrower or any Subsidiary.
     “Revolving Availability” means, at any time, an amount equal to (a) the lesser of the Revolving Commitment and the Borrowing Base minus (b) the Revolving Exposure.
     “Revolving Borrowing(s)” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
     “Revolving Commitment” means the commitment of the Lenders to make Revolving Loans and the LC Issuer to issue Letters of Credit hereunder, as such commitment may be reduced from time to time pursuant to Section 2.16. The initial amount of the Lenders’ Revolving Commitment is $40,000,000. Each Lender’s Revolving Commitment is set forth on

Schedule 2.01 or in the Assignment Assumption to which such Lender becomes a party hereto, as applicable as such amount may be adjusted from time to time in accordance with this Agreement.
     “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Commitment at such time.
     “Revolving Exposure” means, at any time, the sum of (x) the outstanding principal amount of Revolving Loans, (y) LC Exposure, and (z) the Reserves at such time.
     “Revolving Line Notes” means those certain Revolving Line of Credit Notes of even date herewith made by the Borrowers to the order of the Lenders in their respective Applicable Revolving Loan Percentage in the original aggregate principal amount of $40,000,000, as amended and restated as of the date hereof, substantially in the form of Exhibit K, as the same may be amended, restated, extended, replaced or otherwise modified from time to time.
     “Revolving Loan” means a Loan made pursuant to Section 2.05 and evidenced by the Revolving Line Notes.
     “Revolving Loan Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitment.
     “Revolving Maturity Date” means November 30, 2012 or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “S&W Corp.” has the meaning assigned to it in the preamble.
     “Securities Act” means the Securities Act of 1933
     “Security Agreement” means the Pledge and Security Agreement of even date herewith made by the Loan Parties in favor of the Administrative Agent, as amended, restated or modified from time to time.
     “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the LC Issuer, the Persons holding the Cash Management Obligations, the Persons holding the Swap Obligations, the Persons holding the Foreign Exchange Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
     “Spot Rate” has the meaning assigned to it in Section 1.05.
     “Subsidiary” means, of a Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person or any other Person which is or is required to be consolidated with such Person in the consolidated financial statements of such Person in accordance with GAAP. Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
     “Subsidiary Guarantors” means, collectively, each existing and future direct and indirect Domestic Subsidiary of the Borrowers other than any Operating Company, Smith & Wesson, Inc. and Smith & Wesson Distributing Inc.
     “Subsidiary Guaranty” means, collectively, the Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit L and each other guaranty and guaranty supplement delivered pursuant to Section 6.13.
     “Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiaries shall be deemed a Swap Agreement.
     “Swap Obligations” means any and all obligations of any Loan Party to any Lender or any Affiliate of any Lender, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
     “Swap Termination Value” means in respect of any Loan Party’s liability to any Lender or any Affiliate of any Lender under one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) that would be payable by such Person thereunder and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market values for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “TCAC” has the meaning assigned to it in the preamble.
     “TD Banknorth, N.A.” means TD Banknorth, N.A., a national banking association and a Lender.
     “Term Borrowing” means the Term Loan made by TD Banknorth, N.A. to S&W Corp. in a single advance.
     “Term Loan” means the Loan made by TD Banknorth, N.A. to S&W Corp., and evidenced by the Term Note.
     “Term Loan Commitment” means the commitment of TD Banknorth, N.A. to make the Term Loan of up to a maximum principal amount of $7,834,899.73.
     “Term Loan Maturity Date” means January 30, 2012.
     “Term Note” means that certain Commercial Term Promissory Note of even date herewith made by S&W Corp. to the order of TD Banknorth, N.A. in the aggregate principal amount of the Term Loan Commitment, substantially in the form of Exhibit M, as the same may have been and may be amended, restated, extended, replaced or otherwise modified from time to time.
     “Test Period” means, at any time, the four consecutive fiscal quarters of the Borrowers then last ended (in each case taken as one accounting period).
     “Thompson Holding” means Thompson Center Holding Corporation, a Delaware corporation.
     “Title Company” means any title insurance company as shall be retained by the Borrowers and reasonably acceptable to the Administrative Agent.
     “Title Policy” means with respect to each Mortgage, a policy of title insurance (or pro forma or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein subject to Permitted Encumbrances in the amount equal to not less than 100% of the fair market value of such Mortgaged Property and fixtures, which fair market value shall be determined by the Administrative Agent and the Borrowers in their reasonable judgment and which policy (or such pro forma or marked-up commitment) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements as shall be reasonably acceptable to the Administrative Agent and approved by the Borrowers, (C) have been supplemented by such endorsements (unless endorsements are not available or are prohibitively expensive) as shall be reasonably requested by the Administrative Agent, and (D) evidence reasonably acceptable to the Administrative Agent of payment by the Borrowers of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to herein.
     “Toronto Dominion” means Toronto Dominion (Texas) LLC, a Delaware limited liability company.
     “Total Funded Debt” means, at any date, without duplication, the aggregate principal amount of all Indebtedness of the Companies at such date (excluding undrawn amount of Letters of Credit, Foreign Exchange Obligations, other Swap Obligations and Cash Management Obligations), determined on a consolidated basis in accordance with GAAP, provided, however, for purposes of calculating the financial covenants set forth in Section 7.12, any Guarantee and Off-Balance Sheet Liability shall be deemed to be fully funded. In the case of any Guarantee, the amount deemed fully funded shall be the greater of (x) the amount then due on the Guarantee, or (y) the maximum principal amount of the indebtedness then subject to such Guarantee. In the case of any Off-Balance Sheet Liability, the amount deemed fully funded shall be the amount that would be due if such Off-Balance Sheet Liability was due on the date of determination.
     “Total Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is the aggregate amount of such Lender’s Commitments under the Credit Agreement and the denominator of which is the aggregate amount of all Commitments of all Lenders. If the Commitments have terminated or expired, the Total Percentage shall be determined based upon such Lender’s percentage share of the aggregate unpaid principal amount of all Loans on any date of determination.
     “Trademark Security Agreement” means that certain Trademark Security Agreement of even date herewith executed by the Loan Parties for the benefit of Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.
     “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
     “Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Basis or the Base Rate.
     “UCC” or “Uniform Commercial Code” means unless otherwise specified, the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement, as the same may be amended or otherwise modified.
     “Unreimbursed Amount” has the meaning assigned to it in Section 2.09(i)(i).
     “Unused Acquisition Loan Fee” has the meaning assigned to it in Section 2.18(a).

     “Unused Revolver Fee” has the meaning assigned to it in Section 2.18(b).
     “Unutilized Acquisition Loan Commitment” means, at any time, the Acquisition Loan Commitment, less the outstanding unpaid principal balance of all Acquisition Loans.
     “Unutilized Revolving Commitment” means, at any time, the Revolving Commitment less the Revolving Exposure.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “Yield Maintenance Amount” means, with respect to any payment of principal of a Fixed Rate Loan, the amount determined as follows: The amount of the principal balance being prepaid shall be multiplied by the sum (but in no event less than zero) computed by subtracting the Federal Home Loan Bank Rate with a maturity date closest to the remaining term of the Note being prepaid from the applicable interest rate in effect at the time of prepayment, including, without limitation, any default rate in effect under Section 2.14(c). The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term of the Note being prepaid. Said amount shall be reduced to present value, calculated by using the above-stated interest rate and the number of days remaining in the term of the applicable Note. The resulting amount shall be the Yield Maintenance Amount.
     “Yield Maintenance Fee” means, with respect to any prepayment of principal of a Fixed Rate Loan, the greater of (a) (x) 2% of the principal balance being prepaid, if such prepayment occurs within two (2) years after the Effective Date and (y) 1% of the principal balance being prepaid thereafter, or (b) the Yield Maintenance Amount.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this

Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     SECTION 1.05. Currency Equivalents . Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, III, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.05, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
ARTICLE II
The Credits
     SECTION 2.01. Term Loan. Subject to the terms and conditions set forth herein, TD Banknorth, N.A. severally agrees to make the Term Loan to S&W Corp. in the original principal amount of the Term Loan Commitment. The Term Loan shall bear interest at the rate per annum equal to six and twenty-three one hundredths of one percent (6.23%) until paid in full. Interest shall be computed on the basis of a 360 day year and for the actual number of days elapsed.
     SECTION 2.02. Repayment of Term Loan. S&W Corp. shall pay to the Administrative Agent principal and interest of the Term Loan in forty-nine (49) consecutive monthly installments payable on the thirtieth (30th) day of each month (the twenty-eighth (28th) day in the case of February) commencing December 30, 2007, each of which shall be in the amount of $178,647.37, and a final payment equal to the entire outstanding principal balance of the Term Loan, together with accrued interest thereon, shall be due and payable on the Term Loan Maturity Date. Amounts repaid in respect of the Term Loan may not be reborrowed.
     SECTION 2.03. Real Estate Loan. Subject to the terms and conditions set forth herein, TD Banknorth, N.A. severally agrees to make the Real Estate Loan to S&W Corp. in the original principal amount of the Real Estate Loan Commitment. The Real Estate Loan shall bear interest at the rate per annum equal to six and eighty-five one hundredths of one percent (6.85%) until paid in full. Interest shall be computed on the basis of a 360 day year and for the actual number of days elapsed.
     SECTION 2.04. Repayment of Real Estate Loan. S&W Corp. shall pay to the Administrative Agent principal and interest of the Real Estate Loan in eighty-five (85) consecutive monthly installments payable on the thirtieth (30th) day of each month (the twenty-eighth (28th) day in the case of February) commencing December 30, 2007, each of which shall be in the amount of $45,526.64, and a final payment equal to the entire outstanding principal balance of the Real Estate Loan, together with accrued interest thereon, shall be due and payable on the Real Estate Loan Maturity Date. Amounts repaid in respect of the Real Estate Loan may not be reborrowed.
     SECTION 2.05. Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Loans in Dollars to the Borrowers from time to time during the Revolving Loan Availability Period in such amount of such Revolving Credit Lender’s Applicable Revolving Loan Percentage in an aggregate principal amount at any one time outstanding that will not result in the Revolving Exposure exceeding the lesser of: (x) the Revolving Commitment or (y) the Borrowing Base. During the Revolving Loan Availability Period the Borrowers may borrow, prepay and reborrow the Revolving Loans. The Revolving Loans may from time to time be LIBOR Loans or Base Rate Loans, as determined by the Borrowers in accordance with Section 2.13.
     SECTION 2.06. Repayments of Revolving Loans.
          (a) Maturity of Revolving Loans. The Borrowers shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, all then outstanding principal, interest, fees and other amounts with respect to Revolving Loans on the Revolving Loan Maturity Date.
          (b) Mandatory Repayments of Revolving Loans. If at any time the Revolving Exposure exceeds the lesser of (A) the Revolving Commitment or (B) the Borrowing Base, the Borrowers shall repay immediately the Revolving Loans and LC Exposure in an aggregate amount equal to such excess. Such repayment shall be applied first, to repay the Revolving Loans until the unpaid principal balance thereof is $0.00, and second, to cash collateralize the LC Exposure by depositing any excess in a LC Collateral Account. In addition, any amounts due under Section 2.20(a) as a result of such repayment shall also be paid.
          (c) Joint and Several. The liability of the Borrowers with respect to the Revolving Loans shall be joint and several.

     SECTION 2.07. Acquisition Loans. (a) Subject to the terms and conditions set forth herein, each Lender that has a commitment to make an Acquisition Loan severally agrees to make Acquisition Loans in Dollars in the amount of such Lender’s Applicable Acquisition Loan Percentage to Holdings from time to time during the Acquisition Loan Availability Period in an aggregate principal amount at any one time outstanding up to the Acquisition Loan Commitment. The Acquisition Loans may from time to time be LIBOR Loans or Base Rate Loans, as determined by Holdings in accordance with Sections 2.13. During the Acquisition Loan Availability Period, Holdings may use the Acquisition Loan Commitment by borrowing, prepaying the Acquisition Loans in whole or in part, and reborrowing.
          (b) Each Acquisition Loan shall be used solely for the purpose of funding up to 90% of the purchase price of a Permitted Acquisition. Each request for an Acquisition Loan (other than the initial Acquisition Loan to be made on the date hereof) must be accompanied by:
(i)	An Acquisition Certificate, evidencing that the proposed acquisition constitutes a Permitted Acquisition; and

(ii)	Evidence satisfactory to Administrative Agent, in its Permitted Discretion, that Holdings: (x) has cash available to pay the balance of the purchase price upon the consummation of the proposed Acquisition; and (y) will be paying at least 10% of the purchase price of the proposed Acquisition from Holdings’ own proceeds from sources other than from Loans.
     SECTION 2.08. Repayment of Acquisition Loans.
          (a) During the Acquisition Loan Availability Period, Holdings will pay interest on the outstanding principal balance of the Acquisition Loans as hereinafter provided until Holdings commences making the principal and interest installments described in Section 2.08(b).
          (b) Commencing one month after the Conversion Date and on the same day of each succeeding month, Holdings will repay the then outstanding principal balance of the Acquisition Loans in sixty (60) consecutive monthly installments, each of which shall be in an amount consisting of principal in an amount equal to one sixtieth (1/60) of the outstanding principal balance of the Acquisition Loans on the Conversion Date together with accrued interest on the applicable Interest Payment Date(s) on the unpaid principal balance of the Acquisition Loans at the rate(s) then in effect as elected pursuant to Sections 2.11 and 2.13. The entire unpaid principal balance of the Acquisition Loans, together with accrued interest thereon, shall be paid in full on the Acquisition Loan Maturity Date. After the Conversion Date, amounts repaid on the Acquisition Loans may not be reborrowed.
     SECTION 2.09 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the LC Issuer at any time and from time to time during the Letter of Credit Availability Period denominated in Dollars or in one or more Alternative Currencies. In the event of any inconsistency between the terms and conditions of this

Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit shall be deemed Letters of Credit issued hereunder, and subject to the terms of this Agreement.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower for whose account the Letter of Credit is to be issued shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuer) to the LC Issuer (with a copy to the Administrative Agent), reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the LC Issuer, the Borrower for whose account the Letter of Credit is to be issued also shall submit a letter of credit application on the LC Issuer’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total Revolving Exposure shall not exceed the lesser of the total Revolving Commitment and the Borrowing Base, and (ii) the LC Exposure shall not exceed the Letter of Credit Sublimit.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date.
          (d) Reimbursement. The LC Issuer shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. If, after such examination, the LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the LC Issuer shall notify the Borrower Representative and Administrative Agent thereof. The Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 3:00 p.m., New York time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 1:00 p.m., New York time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.11 that such payment be financed with a Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing, which shall be a Base Rate Loan. In the case of any Letter of Credit denominated in an Alternative Currency, the Borrowers shall reimburse the LC Issuer in Dollars. In each such case, the LC Issuer shall notify the Borrower Representative and the Administrative Agent of the Dollar Equivalent amount of the drawing promptly following the determination thereof. Any failure of the LC Issuer to furnish notice to the Borrower Representative as described in the first sentence of this Section 2.09(f) shall not relieve the Borrowers of their obligation to reimburse the LC Issuer with respect to any such LC Disbursement. The liability of the Borrowers with respect to LC Disbursements and LC Borrowings shall be joint and several.
          (e) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the LC Issuer nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the LC Issuer (as finally determined by a court of competent jurisdiction), the LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its Permitted Discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (f) <Intentionally omitted.>
          (g)< Intentionally omitted.>
          (h) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent demanding that the Borrowers cash collateralize the LC Exposure, the Borrowers shall deposit in an account with TD Banknorth, N.A., in the name of Administrative Agent and for the benefit of the LC Issuer and the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 8.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and Permitted Discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent for LC Borrowing for which have not been repaid and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Defaults have been waived.
          (i) Funding of Participations.
(i)	If the Borrowers fail to reimburse the LC Issuer in accordance with Section 2.09(d), the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof, in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Revolving Loan Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Loan that is a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (expressed in Dollars in the amount of the Dollar Equivalent thereof, in the case of a Letter of Credit denominated in an Alternative Currency), without regard to the minimum and multiples specified in Section 2.11 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by the LC Issuer or the Administrative Agent pursuant to this Section 2.09(i)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)	Each Revolving Credit Lender severally agrees to participate in Letters of Credit issued for the account of one or more Borrowers. Each Revolving Credit Lender shall, upon any notice pursuant to Section 2.09(i)(i), make funds available to the Administrative Agent for the account of the LC Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 2:00 p.m. New York time on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.09(i)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to such Borrower in such amount. The Administrative Agent shall remit the funds so received to the LC Issuer.

(iii)	With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the LC Issuer an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate(s) set forth in Section 2.14(d). In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the LC Issuer pursuant to Section 2.09(i)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.09.

(iv)	Until each Revolving Credit Lender funds its Revolving Loan or LC Advance pursuant to this Section 2.09(i) to reimburse the LC Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Revolving Loan Percentage of such amount shall be solely for the account of the LC Issuer.

(v)	Each Revolving Credit Lender’s obligation to make Revolving Loans or LC Advances to reimburse the LC Issuer for amounts drawn under Letters of Credit, as contemplated by this Section

2.09(i), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the LC Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Loans pursuant to this Section 2.09(i) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower Representative of a Borrowing Request). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the LC Issuer for the amount of any payment made by the LC Issuer under any Letter of Credit, together with interest as provided herein.

(vi)	If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the LC Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.09(i) by the time specified in Section 2.09(i)(ii), the LC Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the LC Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the LC Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the LC Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s funding of its Revolving Loan participation obligation included in the relevant Borrowing Request or LC Advance in respect of the relevant LC Borrowing, as the case may be. A certificate of the LC Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.09(i)(vi) shall be conclusive absent manifest error.
          (j) Repayment of Participations. At any time after the LC Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s LC Advance in respect of such payment in accordance with Section 2.09(i), if the Administrative Agent receives for the account of the LC Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of the LC Collateral Account applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable

Revolving Loan Percentage thereof in the same funds as those received by the Administrative Agent.
          (k) Disgorged Payments. If any payment received by the Administrative Agent for the account of the LC Issuer pursuant to Section 2.09(i)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the LC Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the LC Issuer its Applicable Revolving Loan Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          (l) Role of LC Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the LC Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the LC Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the LC Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the LC Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the LC Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.09(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the LC Issuer, and the LC Issuer may be liable to a Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the LC Issuer’s willful misconduct or gross negligence or the LC Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (m) Applicability of ISP and UCP. Unless otherwise expressly agreed by the LC Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for

Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
     SECTION 2.10 Appointment of Borrowers’ Representative. Each other Borrower hereby irrevocably appoints Holdings as its representative (the “Borrower Representative”), and Holdings shall act under this Agreement as the representative of each Borrower for all purposes, including, without being limited to, requesting borrowings and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Administrative Agent or any Lender. The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any request for borrowing, disbursement instruction, report, information or any other notice or communication made or given by Holdings, whether in its own name, on behalf of any Borrower, on behalf of “the Borrowers,” and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any Borrower as to the binding effect on it of any such request, instruction, report, information, notice or communication, nor shall the joint and several character of the Borrowers’ liability for the Obligations be affected.
     SECTION 2.11. Procedure for Borrowing. Each borrowing of Loans, each conversion of Loans of one Type to the other, and each continuation of LIBOR Loans shall be made upon delivery by the Borrower Representative of an irrevocable notice to the Administrative Agent, by facsimile, or by electronic communication, if arrangements for doing so have been approved by the Administrative Agent. Each Borrowing Request and Conversion/Continuation Notice must be received by the Administrative Agent not later than 2:00 p.m. New York time (i) three (3) Business Days prior to the requested date of any borrowing of, conversion to or continuation of LIBOR Loans, (ii) three (3) Business Days prior to the conversion of a LIBOR Loan to a Base Rate Loan, and (iii) one (1) Business Day prior to the requested date of any borrowing of any Base Rate Loan. Each written notice of borrowing or conversion shall specify (i) whether the requested borrowing is to be Revolving Borrowing or an Acquisition Borrowing, a conversion of Loans from one Type to the other, or a continuation of a LIBOR Loan, (ii) the requested date of the borrowing, continuation or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of the Revolving Loan or Acquisition Loan to be borrowed, continued or converted, (iv) if applicable, the duration of the Interest Period applicable thereto; and (vi) if applicable, the Type of Loans to be borrowed or to which existing Loans are to be converted. Each borrowing of, conversion to or continuation of LIBOR Loans shall be in an amount equal to $250,000 or whole multiples of $100,000 in excess thereof. If the Borrower fails to specify a Type of Loan in a Borrowing Request or Conversion/Continuation Notice or if the Borrower fails to give timely notice requesting a conversion or continuation, then the Revolving Loans or Acquisition Loans, as the case may be, shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loan. If the Borrower Representative requests a borrowing of, conversion to or continuation of a LIBOR Loan in any such borrowing or conversion notice, but fails to specify an Interest Period, the Borrower Representative will be deemed to have specified an Interest Period of one month. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding Revolving Loan or Acquisition Loan may be converted to or continued as a LIBOR Loan and (ii) unless repaid, each

LIBOR Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.
     SECTION 2.12. Funding of Loans. (a) Following receipt of a Borrowing Request or a Conversion/Continuation Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Revolving Loan Percentage or Applicable Acquisition Loan Percentage, as applicable, under the applicable Loan or the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.11. In the case of an Acquisition Borrowing or a Revolving Borrowing, (i) each appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Borrowing Request or Conversion/Continuation Notice and (ii) upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower Representative in like funds as received by the Administrative Agent either by (A) crediting the account of the applicable Borrower or Borrowers on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative; provided, however, that if, on the date a Borrowing Request with respect to a Revolving Borrowing is given by the Borrower Representative, there are LC Disbursements and/or LC Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such LC Disbursements and/or LC Borrowings, and second, shall be made available to the Borrower Representative as provided above.
     (b) The Administrative Agent shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrower Representative by promptly crediting the amounts in immediately available funds, to the Funding Account; provided that Base Rate Loans made to: (i) finance the reimbursement of an LC Disbursement as provided in Section 2.09, or (ii) make other payments under Section 2.09, shall be retained (or disbursed) by the Administrative Agent.
     SECTION 2.13. Interest Elections. (a) Each borrowing of Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Revolving Loan or Acquisition Loan to a different Type or to continue a LIBOR Loan and, in the case of converting to or continuing a LIBOR Loan, shall elect an Interest Period therefor, all as provided in Section 2.11. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would:

(i)	with respect to any Revolving Borrowing, end after the Revolving Maturity Date;

(ii)	with respect to any Acquisition Loan, end after the Conversion Date, except as hereinafter provided; and

(iii)	after the Conversion Date with respect to the Acquisition Loans, end after the Acquisition Loan Maturity Date.
          (c) The interest elections in effect as of the Effective Date with respect to Revolving Loans shall remain in full force and effect until the Borrower Representative makes an election as herein provided.
     SECTION 2.14. Interest. (a) Each Base Rate Loan shall bear interest at the Base Rate Basis.
          (b) Each LIBOR Loan shall bear interest at the LIBOR Basis for the Interest Period in effect for such Loan.
          (c) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent may, at its option, or shall, at the request of the Required Lenders, by notice to the Borrower Representative, declare that: (i) all Acquisition Loans and Revolving Loans shall bear interest at 2% above the rate otherwise applicable to such Acquisition Loans; and (ii) the Term Loan and the Real Estate Loan shall bear interest at 5% above the rate otherwise applicable to such Loan.
          (d) Borrowers shall pay accrued interest on each Loan in arrears on each Interest Payment Date for such Loan and upon termination of the applicable maturity date of such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year consisting of (i) in the case of Base Rate Loans, 365 or 366 days, as the case may be, or (ii) in the case of LIBOR Loans, 360 days; and in each instance under (i) and (ii) above, shall be payable for the actual number of days elapsed. The applicable Base Rate or LIBOR Basis shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          (f) If, for any fiscal quarter, the Consolidated Leverage Ratio set forth in the Compliance Certificate with respect to the applicable Test Period shall be determined to have been incorrectly reported, then at the Required Lender’s election, the Applicable Margins may be retroactively adjusted to reflect any higher rate that would have been applicable had the Consolidated Leverage Ratio been correctly reported on such Compliance Certificate. The Borrowers shall pay on demand the unpaid interest that should have been paid had the correct Applicable Margins been in effect for the interest periods affected thereby.

     SECTION 2.15. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a LIBOR Loan:
(i)	any Lender determines in its Permitted Discretion (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Basis for such Interest Period; or

(ii)	any Lender determines in its Permitted Discretion the LIBOR Basis for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its Loans included in such Borrowing for such Interest Period; or
          (b) if after the Effective Date, any Lender shall have determined that the adoption or modification of any Change of law that has or would have the effect of making it unlawful for the Lender to honor its obligations to make LIBOR Loans or to continue to make or maintain LIBOR Loans, then the Administrative Agent shall give notice thereof to the Borrower Representative by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative that the circumstances giving rise to such notice no longer exist, any Borrowing Request that requests the borrowing of, or any Conversion/Continuation Notice that elects a continuation of or conversion to a LIBOR Loan, shall be ineffective and such Borrowing shall be made as, converted to or continued as a Base Rate Loan.
     SECTION 2.16. Termination and Reduction of Commitments. (a) Unless otherwise terminated under Article VIII or clause (b) of this Section:
(i)	the Revolving Commitment shall terminate upon the expiration of the Revolving Loan Availability Period; and

(ii)	the Acquisition Loan Commitment shall terminate upon the expiration of the Acquisition Loan Availability Period.
          (b) The Borrower Representative may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent, equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, including any applicable Prepayment Fee (and/or Yield Maintenance Fee), and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
          (c) The Borrower Representative may from time to time reduce the Acquisition Loan Commitment, provided that (x) each reduction of the Acquisition Loan Commitment shall be in an amount that is an integral multiple of $100,000.00, (y) the Borrower

Representative shall not reduce the Acquisition Loan Commitment if, after giving effect to any concurrent prepayment of the Acquisition Loans in accordance with Section 2.17, the sum of the outstanding Acquisition Loans would exceed the Acquisition Loan Commitment and (z) the Borrowers shall pay the applicable Prepayment Fee under Section 3.03(c).
          (d) The Borrower Representative shall notify the Administrative Agent of any election to terminate the Commitments or reduce the Acquisition Loan Commitment under paragraph (b) or (c) of this Section at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitment shall be permanent.
          (e) The Administrative Agent shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the Administrative Agent and the Lenders resulting from each Loan made by the Lenders, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.
          (f) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Administrative Agent and the Lenders hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder.
          (g) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (h) The entries made in the accounts maintained pursuant to paragraph (e), (f) or (g) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
          (i) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to the Administrative Agent a promissory note payable to the order of such Lenders (or, if requested by the Administrative Agent, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     SECTION 2.17. Prepayment of Loans. (a) Prepayments. The Borrowers shall have the right at any time and from time to time, and the obligation upon the occurrence of the events described in paragraph (c) of this Section, to prepay any Loan in whole or in part, subject to: (i) prior notice in accordance with paragraph (f) of this Section; and (ii) the payment of any applicable Prepayment Fees, Yield Maintenance Fees and other fees payable under Section 3.03.
          (b) [Reserved].
          (c) Mandatory Prepayments upon Prepayment Events. In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, such Loan Party shall, immediately after such Net Proceeds are received by such Loan Party, prepay the Obligations (which prepayment shall be applied as set forth in Section 2.17(e) below) in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (b) of the definition of the term “Prepayment Event”, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within ninety 90 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default or Event of Default has occurred and is continuing, then either (i) so long as full cash dominion is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate or (ii) if full cash dominion is in effect, if the Net Proceeds specified in such certificate are to be applied by (A) such Loan Party, then such Net Proceeds shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment) and upon such application, the Administrative Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any Loan Party that is not a Borrower, then such Net Proceeds shall be deposited in a cash collateral account and in either case, thereafter, such funds shall be made available to the applicable Loan Party as follows:
(i)	The Borrower Representative shall request a Revolving Loan (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;

(ii)	so long as the conditions set forth in Section 4.02 have been met, the Lenders shall make such Revolving Loan or the Administrative Agent shall release funds from the cash collateral account; and

(iii)	in the case of Net Proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Loan;
provided that on the first Business Day after the end of such ninety (90) day period, the Borrowers shall prepay the Obligations in an amount equal to such Net Proceeds that have not then been so applied.

          (d) [Reserved].
          (e) Application of Prepayments.
(i)	So long as no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the right to specify how principal prepaid pursuant to Section 2.17(a) shall be applied.

(ii)	Amounts prepaid pursuant to Section 2.17(c) as to (x) any insurance or condemnation proceeds, to the extent they arise from casualties or losses to real estate, or (y) any sale of all or part of the Mortgaged Premises, shall be applied first to the Real Estate Loan, until paid in full and then in the order set forth in clause (iv) hereof.

(iii)	Amounts prepaid pursuant to Section 2.17(c) as a result of the occurrence of any event described in clause (a), (c), or (d) of the definition of the term “Prepayment Event” shall only be applied to prepay the then outstanding principal balance of the Acquisition Loans until paid in full, and any excess proceeds may be used by issuer for any corporate purpose not prohibited under this Agreement. During the Acquisition Loan Availability Period, any amounts repaid pursuant to this clause (e)(iii) may be reborrowed in accordance with Section 2.09(a).

(iv)	Amounts prepaid pursuant to Section 2.17(c) other than those described in clause (ii) and clause (iii) above shall be applied as follows:
(1)	first to prepay the Term Loan;

(2)	second to prepay the Real Estate Loan;

(3)	third, to the remaining Loans as follows:

(I)	if the Conversion Date has occurred, as follows:

(A) first, to prepay the Acquisition Loans;

(B) then to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure; or

(II)	if the Conversion Date has not occurred with respect to the Acquisition Loans, to prepay the Revolving Loans and Acquisition Loans, ratably in accordance with the then outstanding amounts thereof, without a corresponding reduction in the respective Commitments and to cash collateralize outstanding LC Exposure (once the outstanding principal balance of the Revolving Loans and LC Disbursements is $0.00); then
(4)	fourth, to be held as cash collateral for or repay the Swap Termination Value (if any) and the F/X Exposure (if any), ratably in accordance with the then outstanding amounts thereof then due.
(v)	Any prepayment of the Term Loan and Real Estate Loan, and after the Conversion Date, the Acquisition Loans, shall be applied to installments of each respective Loan in inverse order of maturity.
All such amounts prepaid pursuant to Section 2.17(c) and applied to prepay the Revolving Loans shall be so applied without a corresponding reduction in the Revolving Commitment and to cash collateralize outstanding LC Exposure. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to equipment, fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.
          (f) The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by facsimile or by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Loan, not later than 10:00 a.m., New York time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Loan not later than 10:00 a.m., New York time, the day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Each partial prepayment of any Loan shall be in an amount equal to $100,000.00 or whole multiples of $100,000.00 in excess thereof. Prepayments shall be accompanied by accrued interest and the payment of any applicable Prepayment Fees, Yield Maintenance Fees and other fees payable under Section 3.03.
     SECTION 2.18. Fees and Other Charges. (a) Unused Revolver Fee. The Borrowers agree to pay to the Administrative Agent for the account of the Revolving Credit Lenders in accordance with their Applicable Revolving Loan Percentage a commitment fee (the “Unused Revolver Fee”) for the period from and including the Effective Date to the last day of the Revolving Loan Availability Period, which shall accrue at the rate designated on the grid in the definition “Applicable Margin” on the average daily amount of the Unutilized Revolving Commitment. The rate of the Unused Revolver Fee shall be reset on each Determination Date. The accrued Unused Revolver Fee shall be payable in arrears on the last day of each October, January, April and July and on the date on which the Revolving Commitment terminates. The Unused Revolver Fee shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.
          (b) Unused Acquisition Loan Fee. The Borrowers agree to pay to the Administrative Agent for the account of the Lenders in accordance with their Applicable Acquisition Loan Percentage a commitment fee (the “Unused Acquisition Loan Fee”) for the period from and including the Effective Date to the last day of the Acquisition Loan Availability Period, which shall accrue at the rate designated on the grid in the definition “Applicable Margin” on the average daily amount of the Unutilized Acquisition Loan Commitment. The rate of the Unused Acquisition Loan Fee shall be reset on each Determination Date. The accrued Unused Acquisition Loan Fee shall be payable in arrears on the last day of each October, January, April and July and on the Conversion Date. The Unused Acquisition Loan Fee shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.
          (c) Letter of Credit Fee. The Borrowers agree to pay to the Administrative Agent for the account of the Revolving Credit Lenders a letter of credit fee in respect of each Letter of Credit (“Letter of Credit Fee”), at a per annum rate equal to 0.75% of the undrawn face amount of the Letter of Credit, payable in advance (i) on the issuance date, and (ii) on each anniversary date thereof. In addition, the Borrowers agree to pay the Administrative Agent for the account of the LC Issuer standard fees with respect to the issuance, administration, amendment, renewal or extension of any Letter of Credit or the processing of any presentation or payment made thereunder. Any other fees payable under this Section 2.18(c) shall be payable within ten (10) days after demand. All Letter of Credit Fees shall be computed on the basis of a three hundred sixty (360) day year and shall be payable for the actual number of days elapsed.
          (d) Issuance Fee. The Borrowers shall pay to the Administrative Agent for the sole account of the LC Issuer a fronting fee in such amount as is customarily charged by the LC Issuer for letters of credit of the type and the duration being issued (the “Issuance Fee”).
          (e) Arrangement Fee. The Borrowers shall pay to the Administrative Agent an arrangement fee in accordance with a certain fee letter by and among the Administrative Agent, TD Banknorth, N.A. and the Borrowers.
          (f) Late Charge. The Borrowers agree to pay the Administrative Agent for the account of the Lenders holding such Obligations, with respect to any payment of principal, interest or fees due under this Agreement that is not made within ten (10) days after its due date, a late charge equal to six percent (6%) of the amount past due.
          (g) Non-Refundability. All fees payable under this Section 2.18 shall be paid on the dates due, in immediately available funds, to the Administrative Agent. All fees paid under this Section 2.18 shall not be refundable under any circumstances.
     SECTION 2.19. Intentionally Deleted.
     SECTION 2.20. Payments Generally; Administrative Agent’s Clawback.
          (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders and/or LC Issuer to which such payment is owed, at the Funding Office in Dollars and in immediately available funds not later than 11:00 a.m. New York time on the date specified herein. The Administrative Agent will promptly distribute to each Lender and the LC Issuer its Applicable Percentage in respect of the relevant Loan (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender and/or LC Issuer. All payments received by the Administrative Agent after 11:00 a.m. New York time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers (other than payments on the LIBOR Loans) shall come due on a day other than a Business Day, payment shall be made on the next following Business Day. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to this paragraph, such extension of time shall be reflected in computing interest or fees, as the case may be.
          (b) Funding Account. The Borrowers hereby irrevocably authorize the Administrative Agent to charge to the Funding Account, or if the funds therein are insufficient, to advance to the Funding Account as a Revolving Loan that is a Base Rate Loan and simultaneously charge to the Funding Account, a sum sufficient to pay when due all scheduled payments of principal and all interest accrued on the Obligations and to pay when due all costs, fees and expenses at any time owed by the Borrowers to the Administrative Agent, the Lenders, the LC Issuer and/or the other Secured Parties hereunder. The Administrative Agent will account to the Borrower Representative monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by the Administrative Agent shall be deemed final, binding and conclusive upon the Borrowers unless the Administrative Agent is notified by the Borrower Representative in writing to the contrary within thirty (30) days of the date each accounting is mailed to the Borrower Representative. Such notice shall only be deemed an objection to those items specifically objected to therein.
(c)	(i)	Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.12 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays its share of the applicable Borrowing to the Administrative

Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.

(ii)	Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuer in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)	A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
          (d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
          (f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

          (g) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, LC Disbursements, LC Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal, LC Disbursements and LC Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, LC Disbursements and LC Borrowings then due to such parties.
     SECTION 2.21. Sharing Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Loans due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Loans due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Loans due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Loans owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Loans owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Loans owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Exposure of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Loans then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)	if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)	the provisions of this section shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation or subparticipations in any of its Loans or subparticipations in LC Exposure to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this section shall apply).

     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
ARTICLE III
Illegality, Increased Costs, Yield Maintenance and Taxes
     SECTION 3.01. Illegality. If any Change in Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies (and each Lender agrees that it will provide promptly such notice) the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted.
     SECTION 3.02 Increased Costs. (a) If any Change in Law shall:
(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Basis); or

(ii)	impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by any Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts to compensate such Lender for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, as a consequence of this Agreement or the Loans made or Letters of Credit issued by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 3.03. Break Funding, Prepayment and Yield Maintenance Fees.
          (a) Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08 (c) or (d) and is revoked in accordance therewith), then, in any such event, the Borrowers shall compensate the Lenders for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Basis that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of such

Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (b) Yield Maintenance Fees for Fixed Rate Loans. In the event that the Borrowers pay any principal with respect to a Fixed Rate Loan on any day other than the date scheduled for such payment under Section 2.02 or 2.04, as applicable, the Borrowers shall pay, simultaneously with such payment, the Yield Maintenance Fee. Notwithstanding the foregoing, there shall be no Yield Maintenance Fee if such payment is made entirely from excess cash flow from the Borrowers’ operations in the ordinary course of business, from the proceeds of the issuance by Holdings or any other Borrower of any Equity Interests, or from the proceeds of a refinancing of the Obligations in a transaction in which TD Banknorth, N.A. or one of its Affiliates provides or arranges a replacement credit facility for the Borrowers.
          (c) Prepayment Fee. (i) Acquisition Loan. In the event that the Borrowers permanently reduce (including, without limitation, a reduction to $0 or termination) the Acquisition Loan Commitment pursuant to Section 2.16(c) before the Conversion Date, the Borrowers shall pay to the Administrative Agent for the account of the Lenders in accordance with their Applicable Acquisition Loan Percentage, simultaneously with any such reduction, a prepayment fee of 2% of any such commitment reduction. In the event that the Borrowers pay any principal with respect to any Acquisition Loan after the Conversion Date on any day other than the date scheduled for such payment under Section 2.10(b), the Borrowers shall pay, simultaneously with any such prepayment, a prepayment fee of 1% of such principal payment, provided, however, there shall be no Prepayment Fee with respect to any prepayment of principal of the Acquisition Loan if such payment is made entirely from excess cash flow from the Borrowers’ operations in the ordinary course of business, from the proceeds of the issuance by any Borrower of any Equity Interests, or from the proceeds of a refinancing of the Obligations in a transaction in which the Administrative Agent or one of its Affiliates provides or arranges a replacement credit facility for the Borrowers.
          (ii) Revolving Loan. In the event that the Borrowers terminate the Revolving Commitment pursuant to Section 2.16(b) on or before November 30, 2009, the Borrowers shall pay to the Administrative Agent for the account of the Revolving Credit Lenders in accordance with their Applicable Revolving Loan Percentage, simultaneously with any such termination, a prepayment fee of 2% of the outstanding Revolving Commitment so terminated. In the event that the Borrowers terminate the Revolving Commitment pursuant to Section 2.16(b) after November 30, 2009, the Borrowers shall pay, simultaneously with any such termination, a prepayment fee of 1% of the outstanding Revolving Commitment so terminated, provided, however, there shall be no Prepayment Fee with respect to any prepayment of principal of the Revolving Commitment if such payment is made entirely from excess cash flow from the Borrowers’ operations in the ordinary course of business, from the proceeds of the issuance by any Borrower of any Equity Interests, or from the proceeds of a refinancing of the Obligations in a transaction in which the Administrative Agent or one of its Affiliates provides or arranges a replacement credit facility for the Borrowers.

The prepayment fees described in this Section 3.03(c) are referred to in this Agreement as a “Prepayment Fee”.
     SECTION 3.04. Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.02 or 3.05, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, the Borrowers may replace such Lender in accordance with Section 10.13.
     SECTION 3.05. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the LC Issuer or the applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Borrowers. In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Borrowers. The Borrowers and each other Loan Party shall indemnify the Administrative Agent and each Lender (and in the case of any such party that is a pass-through entity for purposes of the Indemnified Tax or Other Tax in question, any of the beneficial owners of such party) within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or any Lender on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental

Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by the Administrative Agent shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower or any other Loan Party to a Governmental Authority, such Borrower or such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Lender (and, if a pass-through entity, any of its beneficial owners) that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower or any other Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender (and, if a pass-through entity, any of its beneficial owners), if requested by the Borrower Representative or the Administrative Agent, shall, to the extent it may lawfully do so, deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not any payment made hereunder or under any other Loan Document to such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this subclause (e), no Lender (or, in the case of a Lender that is a pass-through entity, its owners) will be required to provide any documentation with regard to any tax imposed by a jurisdiction other than the United States if in such party’s good faith sole discretion, such submission would subject it to unreimbursed expense or would otherwise be disadvantageous to such party.
          Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender (and, if a pass-through entity, any of its beneficial owners) shall, to the extent it may lawfully do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent, but only if such Foreign Lender or beneficial owner is legally entitled to do so), whichever of the following is applicable:
(i)	duly completed copies of Internal Revenue Service Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)	duly completed copies of Internal Revenue Service Form W-8ECI (or any successor thereto),

(iii)	in the case of a Foreign Lender (or, in the case of a pass-through entity, any of its beneficial owners) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender or beneficial owner is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor thereto), and/or

(iv)	any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.
          From time to time, each Lender shall promptly notify the Administrative Agent of any change in such Lender’s or beneficial owner’s circumstances that would modify or render invalid any claimed exemption or reduction.
          A Lender that is a United States person within the meaning of Code section 7701(a)(30) shall deliver a duly completed IRS Form W-9 to the Borrower Representative and the Administrative Agent at the times described above with respect to the other withholding forms; provided, however, that a Lender or Assignee that the Borrowers may treat as an “exempt recipient” within the meaning of Treasury Regulations section 1.6049-4(c) (without regard to the third sentence thereof) shall not be required to provide an IRS Form W-9, except to the extent required under Treasury Regulations section 1.1441-1.
          (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its good faith sole discretion, that it has received a refund (in cash or as an offset against other taxes otherwise then due and payable) of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.05 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than penalties, interest and other charges arising out of the willful misconduct or gross negligence of Administrative Agent or such Lender) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such amount to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
          (g) Notwithstanding anything contained herein to the contrary, the provisions of Sections 3.02, 3.03(a) and 3.05 shall survive the expiration or termination of this Agreement and the other Loan Documents and the payment in full of the Loans.
ARTICLE IV
Conditions
     SECTION 4.01. Effective Date. The obligations of each Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.01):
          (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent in form and substance satisfactory to the Administrative Agent and its counsel.
          (b) Financial Projections. The Administrative Agent shall have received satisfactory projections of (i) consolidated financial statements of Holdings for the 2008 fiscal year, and (ii) unaudited interim consolidated financial statements of Holdings for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Holdings.
          (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
          (d) No Default Certificate. The Administrative Agent shall have received a Compliance Certificate, signed by the Financial Officer, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article V are true and correct as of such date, (iii) demonstrating compliance with the financial covenants set forth in Section 7.12, and (iv) certifying any other factual matters as may be reasonably requested by the Lender.
          (e) Fees. The Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
          (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.
          (g) Personal Property Requirements. The Administrative Agent shall have received:
(i)	satisfactory evidence that all certificates or instruments representing or evidencing the Securities Collateral (as defined in the Security Agreement) accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Administrative Agent;

(ii)	satisfactory evidence that all other certificates, agreements, including control agreements, or instruments necessary to perfect the Administrative Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts, all Securities Accounts, all Commodity Accounts, and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement) have been delivered to the Administrative Agent;

(iii)	UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents (to the extent required by the Security Agreement);

(iv)	copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date in each of the jurisdictions set forth in Schedule 11(a) and Schedule 11(b) attached to the Perfection Certificate;

(v)	with respect to each location set forth on Schedule 5.06 that is not owned in fee simple by a Loan Party or a Subsidiary, a Collateral Access Agreement or bailee letter, as indicated on such schedule; provided that no such Collateral Access Agreement or bailee letter shall be required with respect to any Real Property that could not be obtained after the Loan Party that is the lessee of such Real Property or owner of the inventory or other personal property Collateral stored with the bailee thereof, as applicable, shall have used all commercially reasonable efforts to do so; and

(vi)	evidence reasonably acceptable to the Administrative Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Collateral Documents.
          (h) Real Property Requirements. The Administrative Agent shall have received:
(i)	a Mortgage encumbering each Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent;

(ii)	with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)	with respect to each Mortgaged Property that is owned in fee, a Title Policy;

(iv)	with respect to each Mortgaged Property that is owned in fee, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)	evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)	with respect to each Mortgaged Property, copies of all Leases in which any Borrower or any other Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any. Such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Administrative Agent;

(vii)	with respect to each Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(viii)	a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.
          (i) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.09 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

          (j) Litigation. No litigation shall be pending with respect to the Loans or the definitive documentation in respect of the Loans. There shall not exist any judgment, order, injunction or other restraint prohibiting the consummation of the Transactions.
          (k) Fees and Expenses. All accrued fees and expenses of the Administrative Agent and the Lenders (including the reasonable out-of-pocket the fees and expenses of Edwards Angell Palmer & Dodge LLP, counsel for the Administrative Agent and of local counsel for the Lenders) shall have been paid.
          (l) PATRIOT Act. The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
          (m) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may have reasonably requested.
     SECTION 4.02. Each Credit Event. The obligation of the Lenders to make a Loan on the occasion of any Borrowing, and to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) Receipt by the Administrative Agent of a Borrowing Request.
          (b) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
          (c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
          (d) After giving effect to any requested Revolving Borrowing or the issuance of any requested Letter of Credit, Revolving Availability is not less than zero.
          (e) With respect to any requested Acquisition Borrowing:
(i)	other than with respect to the Acquisition Borrowing made on the Effective Date to refinance the outstanding acquisition loan under the Existing Credit Agreement, the conditions set forth in Section 2.07(b) shall also have been satisfied;

(ii)	after giving effect to the requested Acquisition Borrowing, the Acquisition Availability is not less than zero; and

(iii)	the Administrative Agent has a first perfected lien on all assets of the Loan Parties.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a), (b), (c), (d) and (e) of this Section, as applicable.
ARTICLE V
Representations and Warranties
     Each Loan Party represents and warrants to the Administrative Agent, each Lender and the LC Issuer that:
     SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has the organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (b) (i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation (including, without limitation, the Contractual Obligations described in Section 7.01(c)) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, except for matters that would not reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except for matters that would not reasonably be expected to have a Material Adverse Effect, or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by any Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Security Agreement and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
     SECTION 5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     SECTION 5.05. Financial Condition; No Material Adverse Change. (a) Holdings has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended April 30, 2007, reported on by the Accountants, and (ii) as of and for the fiscal quarter ended July 31, 2007 certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since April 30, 2007.
     SECTION 5.06. Properties. (a) As of the date of this Agreement, Schedule 5.06 sets forth the address of each parcel of real property that is owned or leased by each Loan Party and each Subsidiary. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and each Subsidiary has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 7.02 and Liens that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves.
          (b) Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this

Agreement, is set forth on Schedule 5.06, and the use thereof by the Loan Parties and the Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.
     SECTION 5.07. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) on any Loan Party or any Subsidiary or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any material Environmental Liability or knows of any basis for any material Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on any Loan Party or Subsidiary, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 5.08. Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on any Loan Party or Subsidiary. No Default has occurred and is continuing.
     SECTION 5.09. Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 5.10. Taxes. The Loan Parties and their Subsidiaries have timely filed all Federal, state, provincial, foreign and other tax returns and reports required to be filed, and have timely paid all Federal, state, provincial, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (whether or not shown on any Tax return) including in their capacity as withholding agent, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no proposed Tax assessment against any Loan Party or their Subsidiaries that, if made, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Gross-up provisions applicable to employee payments in the ordinary course of business or contained in employment agreements, the agreements to acquire any option, stock or other equity interest in any Loan Party and the Loan Documents, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement that is currently in effect. Each Loan Party and each Subsidiary has made adequate provision in accordance with GAAP for all material taxes not yet due and payable. Neither any Loan Party nor any Subsidiary has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treas. Reg. Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except any liabilities for taxes of any consolidated, combined or unitary tax group of which any Loan Party is the common parent, neither any Loan Party nor any Subsidiary thereof has any liabilities for the taxes of any Person under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, except as would not result in a Material Adverse Effect. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.
     SECTION 5.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and their Subsidiaries is in compliance in all material respects with the presently applicable provisions of ERISA, the Code and any other applicable Law with respect to each Plan. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000.00 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000.00 the fair market value of the assets of all such underfunded Plans.
     SECTION 5.12. Margin Regulations. Neither any Borrower nor any of such Borrower’s Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations T, U or X issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.
     SECTION 5.13. Disclosure. The Borrowers have disclosed to the Administrative Agent, the Lenders and the LC Issuer all material agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on any Loan Party or any Subsidiary. Neither the Perfection Certificate nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
     SECTION 5.14. Material Agreements. All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 5.14. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.
     SECTION 5.15. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
          (b) No Loan Party intends to, or will permit any of its Subsidiaries to, or believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary. No Loan Party will permit any of its Subsidiaries to incur debts beyond its ability to pay such debts as they mature, if, as a result of doing so, it could be reasonably expected to have a Material Adverse Effect on any Loan Party or Subsidiary.
     SECTION 5.16. Insurance. Schedule 5.16 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Loan Parties and Subsidiaries is adequate. Each Loan Party has caused its Subsidiaries to maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company adequate insurance in such amounts and for such risks where the failure to do so could be reasonably expected to have a Material Adverse Effect on any Loan Party or Subsidiary.
     SECTION 5.17. Capitalization and Subsidiaries. Schedule 5.17 sets forth (a) a correct and complete list of the name and relationship to Holdings of each and all of Holdings’

Subsidiaries, (b) a true and complete listing of each class of each of Holdings’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Holdings and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.
     SECTION 5.18. Security Interest in Collateral.
          (a) Security Agreement. The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal and valid Liens on, and security interests in, the Collateral described therein and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, (ii) upon the taking of possession or control by the Administrative Agent of the Collateral described therein with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement), (iii) upon recording by the Administrative Agent of its Lien on the certificates of title of motor vehicles and (iv) upon compliance with the applicable perfection requirements of the laws of jurisdictions other than the United States with respect to Collateral as to which perfection of the Agent’s Lien thereon is not subject to the laws of the United States, the Liens created by the Security Agreement shall (to the extent provided therein) constitute perfected first priority Liens on, and security interests in, all right, title and interest of the grantors in the Collateral described therein (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Encumbrances and Liens otherwise permitted by Section 7.02.
          (b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form of either is duly filed in, as appropriate, the United States Patent and Trademark Office, the United States Copyright Office, or in a similar office maintained by a foreign Governmental Authority, the Liens created by such Loan Documents shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office, or in a similar office maintained by a foreign Governmental Authority, and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, or in a similar office maintained by a foreign Governmental Authority, as the case may be, in each case subject to no Liens other than Permitted Encumbrances.
          (c) Mortgages. Each Mortgage is effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal and valid Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Encumbrances or other Liens acceptable to the Administrative Agent, and when the Mortgages are duly filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 4.01 or 6.13, the Mortgages shall (to the extent provided therein) constitute perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior in right to any other Person, other than Liens permitted by such Mortgage.
     SECTION 5.19. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Loan Parties, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary. There are no collective bargaining agreements or Multiemployer Plans covering the employees of Holdings or any of its Subsidiaries as of the Effective Date and neither Holdings nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.
     SECTION 5.20. Affiliate Transactions. Except as set forth on Schedule 5.20, as of the Effective Date, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.
     SECTION 5.21. OFAC; PATRIOT Act.
          (a) No Loan Party or Subsidiary (i) is or will become a Person whose Property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages or will engage in any dealings or transactions prohibited by Section 2 of such Executive Order, or be otherwise associated with any such Person in any manner violative of Section 2, or (iii) will otherwise become a Person on the list of Specifically Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.
          (b) The Loan Parties and their Subsidiaries are in compliance in all material respects with the Patriot Act. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

     SECTION 5.22. Intellectual Property Matters. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the knowledge of each Loan Party does the use of such Intellectual Property by each Loan Party infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.23. Use of Proceeds. The Borrowers will use the proceeds of the Loans to effect the Transactions and pay related fees and expenses and as otherwise permitted by section 6.08.
ARTICLE VI
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements and LC Borrowings shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Administrative Agent, the Lenders and the LC Issuer that:
     SECTION 6.01. Financial Statements; Borrowing Base and Other Information. The Borrower Representative will furnish to the Administrative Agent:
          (a) within one hundred twenty (120) days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows and consolidating balance sheet and income statement as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated and consolidating financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said Accountants;
          (b) within forty-five (45) days after the end of each of the first three fiscal quarters of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows and consolidating balance sheet and income statement as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying, in the case of the financial statements delivered under clause (a) or (b), as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.12, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (d) within one hundred and twenty (120) days after the end of each fiscal year of each Operating Company, its management prepared consolidating balance sheet and related statements of operations as of the end of and for the fiscal year most recently ended, setting forth in each case in comparative form the figures as of the end of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such Operating Company and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (e) as soon as available, but in any event not later than ninety-two (92) days after the beginning of each fiscal year of Holdings, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement and a consolidating balance sheet and income statement) of Holdings for each such fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
          (f) as soon as available but in any event within thirty (30) days of the end of each calendar month, and at such other times as may be requested by the Administrative Agent, as of the period then ended, a consolidating Borrowing Base Certificate for the Operating Companies and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;
          (g) as soon as available but in any event within thirty (30) days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered in a format acceptable to the Administrative Agent:
(i)	a detailed aging of each Operating Company’s Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and, if requested by the

Administrative Agent, (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)	if requested by the Administrative Agent, a schedule detailing the Inventory of each Operating Company, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by each Operating Company since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by such Operating Company and complaints and claims made against such Operating Company), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)	a worksheet of calculations prepared by the Borrower Representative to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)	a reconciliation of each Operating Company’s Accounts and Inventory between the amounts shown in such Operating Company’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)	a reconciliation of the loan balance per the Borrower Representative’s general ledger to the loan balance under this Agreement;
          (h) as soon as available but in any event within thirty (30) days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of each Operating Company’s accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;
          (i) if requested by the Administrative Agent, a list of all customer names, addresses and contact information, delivered in a format acceptable to the Administrative Agent;

          (j) promptly upon the Administrative Agent’s request:
(i)	copies of invoices in connection with the invoices issued by any Operating Company in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)	copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Loan Party; and

(iii)	a schedule detailing the balance of all intercompany accounts of the Loan Parties;
          (k) promptly following the formation of any Subsidiary, information regarding such Subsidiary so that such Subsidiary may become a Loan Party;
          (l) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;
          (m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request; and
          (n) in lieu of providing hard copies of the documents Holdings is required to deliver pursuant to paragraph (l) above, Holdings shall be deemed to have delivered the reports, proxy statements and other material to the Administrative Agent at such time such reports, proxy statements and other material are posted to the internet or filed with the Securities and Exchange Commission; provided, however, access to such documents must be (i) available free of charge; (ii) exist in a format downloadable by the Administrative Agent (as determined by the Administrative Agent); and (iii) downloadable by the Administrative Agent or if such statements are not in a format downloadable by the Administrative Agent then upon notice by the Administrative Agent, Holdings will provide copies of such postings or filings.
     SECTION 6.02. Notices of Material Events. The Borrower Representative will furnish to the Administrative Agent prompt written notice of the following:
          (a) the occurrence of any Default or Event of Default;
          (b) receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party or Subsidiary that (i) seeks damages in excess of $2,000,000.00, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or Subsidiary, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any

Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $1,000,000.00, or (vii) involves any product recall;
          (c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;
          (d) any loss, damage, or destruction to the Collateral in the amount of $2,000,000.00 or more, whether or not covered by insurance;
          (e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two (2) Business Days after receipt thereof);
          (f) all material amendments to any Material Agreement together with a copy of each such amendment;
          (g) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000.00; and
          (h) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 6.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is presently conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.
     SECTION 6.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such liabilities would not result in aggregate liabilities in excess of $1,000,000.00 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

     SECTION 6.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     SECTION 6.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent, or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice and during regular business hours, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent. Each Loan Party will permit the Administrative Agent to conduct field audit examinations of the Loan Party’s assets, liabilities, books and records at a frequency not less than once every 365 days; provided further that the Loan Party will permit the Administrative Agent to conduct such examinations at any reasonable time and with any reasonable frequency after a Default. In connection with such field audits, the Loan Party will permit the Administrative Agent to make test verifications of the Accounts with the Loan Party’s customers.
     SECTION 6.07. Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property.
     SECTION 6.08. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans will be used only for general working capital purposes, the repayment of Acquisition Loans and/or the payment of fees and expenses incurred in connection with the closing of the Loans. The proceeds of the Term Loan will be used only to refinance the Existing Term Loan. The proceeds of the Real Estate Loan will be used only to refinance the Existing Real Estate Loan. No Acquisition Loan shall be used for any purpose other than as set forth in Section 2.07. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than Permitted Acquisitions.
     SECTION 6.09. Insurance. (a) Generally. Each Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks (including (A) loss or damage by fire and loss in transit; (B) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (C) business interruption; (D) general liability and (E) and such other hazards), as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Administrative Agent information in reasonable detail as to the insurance so maintained.

     (b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, reduction in amount or change in coverage thereof shall be effective until at least 30 days (or 10 days for nonpayment of premiums) after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as additional insured on behalf of the Administrative Agent and the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.
     (c) Flood Insurance. The Borrowers will, and shall cause each Subsidiary to, with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, except that such total amount shall not exceed the principal amount of the outstanding Indebtedness secured by such Mortgaged Property, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
     SECTION 6.10. Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
     SECTION 6.11. Appraisals. At any time that the Administrative Agent requests, the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of the Inventory, equipment, intellectual property and real property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, the Administrative Agent may require one appraisal of each type per calendar year, each of which shall be at the sole expense of the Loan Parties.
     SECTION 6.12. Depository Banks. Each Borrower and each Domestic Subsidiary will maintain TD Banknorth, N.A. as a principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business. Schedule 6.12 sets forth the details for all deposit and investments accounts maintained by each Borrowers and each Domestic Subsidiary at any bank or financial institution other than TD Banknorth, N.A.
     SECTION 6.13. Additional Collateral; Further Assurances. (a) Subject to applicable law, each Borrower and each Domestic Subsidiary that is or becomes a Loan Party shall, unless the Administrative Agent otherwise consents, cause each Domestic Subsidiary of Holdings formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit N hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall become a Loan Party by executing and delivering a Guaranty and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party by executing and delivering Collateral Documents.
          (b) The Borrowers and each Domestic Subsidiary that is or becomes a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, (ii) 65% of the issued and outstanding Equity Interests of each of its Foreign Subsidiaries (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (iii) 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other Collateral Documents as the Administrative Agent shall reasonably request. Notwithstanding the foregoing, at any time after an Event of Default has occurred and is continuing, each Loan Party will, upon the request of the Administrative Agent, cause each Foreign Subsidiary to become a Loan Party and to grant Liens to the Administrative Agent on its assets and have the balance of its stock pledged to the Administrative Agent.
          (c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
          (d) If any material assets (including any Equity Interests and any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Domestic Subsidiary that is or becomes a Loan Party after the Effective Date (other than assets constituting Collateral under any Collateral Document that become subject to the Lien in favor of the Administrative Agent under any Collateral Document upon acquisition thereof), the Borrower Representative will notify the Administrative Agent, and, if requested by the Administrative Agent, the Borrowers will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause such Domestic Subsidiary to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

ARTICLE VII
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Administrative Agent, the Lenders and the LC Issuer that:
     SECTION 7.01 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
          (a) the Obligations;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 7.01(b) and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;
          (c) Indebtedness that is unsecured and subordinated to the Obligations on terms satisfactory to the Administrative Agent in its Permitted Discretion, including, without limitation, the subordinated debt incurred by Holdings as more particularly described on Schedule 7.01(c); provided that after giving effect to the incurrence of such Indebtedness, the Borrowers will remain in compliance with Section 7.12;
          (d) Indebtedness of any Borrower to any Domestic Subsidiary and of any Domestic Subsidiary to any Borrower or any other Domestic Subsidiary, provided that (i) Indebtedness of any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to any Subsidiary shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
          (e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition of any capital assets (constituting purchase money Indebtedness), including Capital Lease Obligations, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that after giving effect to the incurrence of such Indebtedness, the Companies will remain in compliance with Section 7.12;
          (f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clause (b) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent as those that were applicable to the refinanced, renewed, or extended Indebtedness;
          (g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
          (h) Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business; and
          (i) Guarantees made by any Loan Party on behalf of any Subsidiary, provided that after giving effect thereto, the Companies will remain in compliance with Section 7.12.
     SECTION 7.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Liens created pursuant to any Loan Document;
          (b) Permitted Encumbrances;
          (c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 7.02(c); provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) Liens on capital assets acquired by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 7.01, and (ii) such security interests shall not apply to any other property or assets of any Borrower or any Subsidiary;
          (e) in connection with any Acquisition, any Lien on personal property of the acquisition target with respect to Capital Lease Obligations or purchase money Indebtedness existing prior to acquisition by Holdings or any Subsidiary, provided that (i) such Lien shall be limited to the assets financed by such capital lease or purchase money Indebtedness, (ii) such Lien shall not apply to the inventory, accounts and general intangibles of the acquisition target, (iii) such Lien shall not apply or extend to any other assets or property of any Loan Party, (iv) such Lien shall secure only those obligations it secures on the date of such acquisition, including any extensions, renewals and replacements thereof, and no future obligations, and (v) such Lien was not granted in contemplation of or in connection with such Acquisition;
          (f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

          (g) Liens arising out of sale and leaseback transactions permitted by Section 7.06.; and
          (h) Liens in favor of RBS Citizens, National Association in cash collateral held by them in the amount of $125,000.00, to secure TCAC’s reimbursement obligations under a certain letter of credit issued for the account of TCAC.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 7.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above and (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clause (a) above.
     SECTION 7.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary of any Borrower may merge into such Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Loan Party (other than the Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Administrative Agent; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.04.
          (b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by such Loan Party or such Subsidiary on the date of execution of this Agreement and businesses reasonably related thereto.
          (c) Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of S&W Corp., Thompson Holding and the other Subsidiaries and activities incidental thereto. Holdings will not own or acquire any assets (other than Equity Interests of S&W Corp., Thompson Holding or other Subsidiaries as permitted hereunder and the cash proceeds of any Restricted Payments permitted by Section 7.08) or incur any liabilities (other than liabilities under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence), except in accordance with this Agreement.
     SECTION 7.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
          (a) investments described in clauses (a) though (e) of the definition of Permitted Investments, subject to control agreements in favor of the Administrative Agent or otherwise subject to a perfected security interest in favor of the Administrative Agent;
          (b) investments in existence on the date of this Agreement and described in Schedule 7.04(b);
          (c) investments by Holdings in the S&W Corp. and Thompson Holding, and by S&W Corp. and Thompson Holding in Equity Interests in their respective Subsidiaries other than in Smith & Wesson, Inc., Smith & Wesson Distributing Inc. and Smith & Wesson Firearms Training Centre GmbH, provided that any such Equity Interests held by a Loan Party in any Subsidiary other than Smith & Wesson Firearms Training Centre GmbH shall be pledged pursuant to this Agreement;
          (d) loans or advances made by any Borrower to any Domestic Subsidiary and made by any Subsidiary to any Borrower or any other Domestic Subsidiary;
          (e) guarantees constituting Indebtedness permitted by Section 7.01(i) or arising by endorsement of items for deposit or collection received in the ordinary course of business;
          (f) investments by Holdings in any Subsidiary to the extent required to make a Permitted Acquisition in accordance with the terms of this Agreement, provided with respect to any Foreign Subsidiary, such Foreign Subsidiary must have the capacity to obtain its own financing without recourse to any Loan Party;
          (g) <Intentionally omitted>;
          (h) subject to Section 8.02 hereof, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
          (i) investments in the form of Swap Agreements permitted by Section 7.07;
          (j) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with such Borrower or any of the Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
          (k) investments received in connection with the dispositions of assets permitted by Section 7.05;
          (l) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances; and

          (m) investments described on Schedule 7.04 (m).
     SECTION 7.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to a Borrower or another Subsidiary in compliance with Section 7.04), except:
          (a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
          (b) sales, transfers and dispositions to a Borrower or any other Loan Party;
          (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
          (d) sales, transfers and dispositions of investments permitted by clauses (h) and (j) of Section 7.04;
          (e) sale and leaseback transactions permitted by Section 7.06;
          (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary; and
          (g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $2,000,000 during any fiscal year of the Borrower;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 100% cash consideration.
     SECTION 7.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except as permitted by Schedule 7.06 and except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

     SECTION 7.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which a Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary, and (c) Foreign Exchange Obligations.
     SECTION 7.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrowers may declare and pay dividends with respect to their common stock payable solely in additional shares of its common stock and in cash to the extent after giving effect thereto the Loan Parties will remain in compliance with Section 7.12, and (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.
          (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i)	payment of Indebtedness created under the Loan Documents;

(ii)	with the prior written consent of the Administrative Agent, and after satisfying the requirements of Section 2.17(c) and (e), payment of Indebtedness permitted by Section 7.01 with the proceeds of the issuance of Equity Interests;

(iii)	payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness (subject to any subordination agreements);

(iv)	with the prior written consent of the Administrative Agent, prepayment of Indebtedness permitted by Section 7.01 provided that (A) no Default or Event of Default has occurred and is continuing; and (B) the making of such prepayment will not result in the occurrence of a Default or Event of Default after giving effect thereto;

(v)	refinancings of Indebtedness to the extent permitted by Section 7.01; and

(vi)	payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

     SECTION 7.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to a Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among a Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any loan, advance or investment permitted by Sections 7.04(c), 7.04(d) or 7.04(f), (d) any Indebtedness permitted under Sections 7.01(d) and 7.01(i), (e) any Restricted Payment permitted by Section 7.08, (f) loans or advances to employees permitted under Section 7.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or such Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of any Borrower or its Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by any Borrower’s board of directors.
     SECTION 7.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     SECTION 7.11. Amendment of Organizational Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under its Organization Documents.
     SECTION 7.12. Financial Covenants.
          (a) Consolidated Fixed Charge Coverage Ratio. The Companies will not permit the Consolidated Fixed Charge Coverage Ratio, determined for any Test Period ending on October 31, 2007 and each fiscal quarter thereafter, to be less than 1.50:1.00.

          (b) Consolidated Leverage Ratio. The Companies will not permit the Consolidated Leverage Ratio, determined for any Test Period ending on any date during any period set forth below, to be more than the ratio set forth below opposite such period:

Period	Ratio
October 31, 2007, January 31, 2008, April 30, 2008 and July 31, 2008	3.50:1.00
October 31, 2008 and each fiscal quarter thereafter	3.00:1.00
ARTICLE VIII
Events of Default
     SECTION 8.01. Events of Default. If any of the following events (“Events of Default”) shall occur:
          (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of five (5) days;
          (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;
          (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
          (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a), 6.03 (with respect to a Loan Party’s existence) or 6.08 or in Article VII;
          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) Business Days after the earlier of knowledge of such breach or notice thereof from the Administrative Agent if such breach relates to terms or provisions of Section 6.02 (other than Section 6.02(a)), 6.03 through 6.07, 6.09, 6.10 or 6.12 of this Agreement or (ii) thirty (30) days after the earlier of knowledge of such breach or notice thereof from the Administrative Agent if such breach relates to terms or provisions of any other Section of this Agreement;

          (f) any Loan Party or any Subsidiary shall fail to make any payment within 10 days (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) any Loan Party or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate amount of $2,000,000.00 or more (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) shall be rendered against any Loan Party or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment or any Loan Party or any Subsidiary shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

          (l) an ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of a Borrower or any Subsidiary in an aggregate amount exceeding $1,000,000.00;
          (m) a Change in Control shall occur;
          (n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document
          (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
          (o) any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Loan Party shall fail to comply with any of the terms or provisions of the Guaranty to which it is a party, or any Loan Party shall deny that it has any further liability under the Guaranty to which it is a party, or shall give notice to such effect;
          (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;
          (q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
          (r) any one or more material licenses, permits or authorizations now or hereafter held by any Loan Party permitting the manufacture and/or sale of firearms shall be terminated, suspended or revoked or shall not be renewed, which terminations, suspensions, revocations or failures to renew would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; or
          (s) any Loan Party or any Subsidiary shall fail to make any payment (regardless of amount) in respect of any Cash Management Obligation, Swap Obligation or Foreign Exchange Obligation, and such failure shall continue unremedied for a period of five (5) days.
     SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

     (a) declare the commitment of each Lender to make Loans and any obligation of the LC Issuer to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
     (c) require that the Borrowers cash collateralize the LC Exposure as provided in Section 2.09(h); and
     (d) exercise on behalf of itself, the Lenders and the LC Issuer all rights and remedies available to it, the Lenders, the LC Issuer and the other Secured Parties under the Loan Documents;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the LC Issuer to issue Letters of Credit to be terminated shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligations of the Borrowers to cash collateralize the LC Exposure as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     SECTION 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Exposure have automatically been required to be cash collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations from proceeds of Collateral shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to any Lender and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts respectively described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Issuance Fees, Unused Revolver Fees, Unused Acquisition Loan Fees, interest on the Loans, LC Disbursements, LC Borrowings and other

Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Disbursements, LC Borrowings, amounts owing under Cash Management Agreements, the Swap Termination Value of Swap Agreements, including, without limitation, Foreign Exchange Obligations, ratably among the Lenders, the LC Issuer and other Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the LC Issuer, to cash collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit;
     Sixth, to payment of breakage, termination, prepayment, yield maintenance or other amounts owing in respect of any between any Loan Party and any Secured Party, to the extent such Obligations are permitted hereunder, ratably among such Secured Parties; and
     Last, the balance, if any, after all of the Obligations then due have been paid in full, to the Borrowers or as otherwise required by Law.
Subject to Section 2.09(h), amounts used to cash collateralize the LC Exposure pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
     Each Loan Party acknowledges the relative rights, priorities and agreements of the Secured Parties, as set forth in this Agreement, including as set forth in this Section 8.02.
ARTICLE IX
Administrative Agent
     SECTION 9.01. Appointment and Authority.
          (a) Each of the Lenders and the LC Issuer hereby irrevocably appoints Toronto Dominion to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.
          (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential counterparty to

Swap Agreements, including with respect to Foreign Exchange Obligations, and potential Cash Management Bank) and the LC Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the LC Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     SECTION 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “ Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     SECTION 9.03. Exculpatory Provisions. Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or by any of its Affiliates in any capacity.

     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower Representative or a Lender.
     The Administrative Agent shall not be responsible to the Lenders or any of their respective Related Parties for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     SECTION 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable to the Lenders or any of their respective Related Parties for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     SECTION 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

     SECTION 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders or such successor shall not have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower Representative and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (ii) the retiring LC Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.
     SECTION 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon any Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon any Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     SECTION 9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Administrative Agent, shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, a Lender or the LC Issuer hereunder.
     SECTION 9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, any Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.18 and 10.04) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.18 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the LC Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Issuer in any such proceeding.

     SECTION 9.10. Collateral and Guaranty Matters. The Lenders and the LC Issuer irrevocably authorize the Administrative Agent to, and the Administrative Agent shall, at the request of the Borrower Representative:
          (a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (iv) owned by a Loan Party upon release of such Loan Party from its obligations under its Guaranty pursuant to clause (c) below;
          (b) release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(d); and
          (c) release any Loan Party from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided that no such release shall occur if such Loan Party continues to be a guarantor in respect of any other Indebtedness of a Borrower unless and until such Loan Party is (or is being simultaneously) released from its guaranty with respect to such other Indebtedness.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers expense and provided that the Borrowers shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with the provisions of this Agreement described above, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Collateral Documents, or to release such Loan Party from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents.
ARTICLE X
Miscellaneous
     SECTION 10.01. Amendments, Etc. Except as otherwise specified in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

          (a) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);
          (b) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any principal, interest fees or any other amount payable hereunder or under any Loan Documents, (C) reduce the amount of, waive or excuse any such payment or (D) postpone the scheduled date of expiration of any Commitment, in any case, without the written consent of each Lender directly affected thereby;
          (c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or LC Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document or change the form or currency of payment without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (c));
          (d) change Section 2.21 or Section 8.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
          (e) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
          (f) change any provision of Section 10.06 in a manner which would restrict the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of each Lender;
          (g) other than in a transaction permitted under Section 7.05, except as otherwise provided in any other Loan Document, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
          (h) other than in a transaction permitted under Section 7.05, except as otherwise provided in any other Loan Document, release any Subsidiary that is a Loan Party from the Guaranty without the written consent of each Lender; or
          (i) amend or waive any provision contained in Section 2.17(c) or (e) without the consent of each Lender.
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the LC Issuer in addition to the Lenders required above, affect the rights or duties of the LC Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii)

the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.
     If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace all non-consenting Lenders required to obtain such consent with one or more Eligible Assignees in accordance with Section 10.13, so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.
     Notwithstanding anything to the contrary, without the consent of any other Person, the applicable Loan Party or Parties and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.
     Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
     SECTION 10.02. Notices; Effectiveness; Electronic Communication.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Administrative Agent at:

Toronto Dominion (Texas) LLC
31 West 52nd Street, 19th Floor
New York, New York 10019
Attention: Stephen Wannamaker and Manager Agency Services
Facsimile No: (212) 827-7232 (with a copy to (416) 307-3826)

with a copy to:

Edwards Angell Palmer & Dodge LLP 111 Huntington Avenue Boston, MA 02199 Attention: Mark Fogel Facsimile No.: 617-227-4420

(iii)	if to any Loan Party, to the Borrower Representative at:

Smith & Wesson Holding Corporation c/o Smith & Wesson Corp. 2100 Roosevelt Avenue Springfield, MA 01102-2208 Attention: John A. Kelly, Chief Financial Officer Facsimile No: 413-739-8528

with a copy to:

Greenberg Traurig, LLP 2375 E. Camelback Road Suite 700 Phoenix, AZ 85016 Attention: Karl A. Freeburg Facsimile No.: 602-445-8100

(iv)	if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified below its signature to this Agreement.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
          (b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the

Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower Representative may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Platform. THE INTRALINKS OR OTHER ELECTRONIC DOCUMENT POSTING PLATFORM THAT MAY BE USED BY THE ADMINISTRATIVE AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION REGARDING THE BORROWERS (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party or any Lender, the LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. Each of any Borrower, the Administrative Agent and the LC Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent and the LC Issuer.

          (e) Reliance by Administrative Agent, the LC Issuer, the Administrative Agent and Lenders. The Administrative Agent, the LC Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing or Conversion Notices) purportedly given by or on behalf of the Borrower Representative even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent the LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower Representative. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
     SECTION 10.03. No Waiver; Cumulative Remedies. No failure by the Administrative Agent, any Lender, the LC Issuer or any other Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     SECTION 10.04. Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and one local counsel per jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the LC Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all reasonable fees, charges and disbursements of one separate counsel for all Lenders in connection with the enforcement of this Agreement and the other Loan Documents, including during any workout or restructuring.
          (b) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer and each related party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release or threatened release of Hazardous Material on, at, under or from any property owned, leased, operated or used by any Borrower or any of the Subsidiaries, or any environmental claim related in any way to any Borrower or any of the Subsidiaries, or (iv) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates and the respective officers, directors, employees, attorneys, agents and advisors of such Indemnitee and its Affiliates or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, and provided further that Article III (instead of this Section 10.04) shall govern indemnity with respect to the matters addressed in such Article.
          (c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to Administrative Agent (or any sub-agent thereof), the LC Issuer, or any related party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer or such Related Party, as the case may be, such Lender’s pro rata share of the Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the LC Issuer, in its capacity as such, or against any related party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.20(e).
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          (e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.
          (f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the LC Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     SECTION 10.05. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the LC Issuer or any Lender, or the Administrative Agent, the LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the LC Issuer, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law (including, without limitation, the US Bankruptcy Code) or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, the LC Issuer and each other Secured Party severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders, the LC Issuer and the other Secured Parties under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     SECTION 10.06. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 10.06(b), participations in LC Exposure) at the time owing to it); provided that
(i)	except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitments or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment, is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than the lesser of (x) $1.0 million and (y) all Commitments and Loans held by the assigning Lender with respect to Commitments and Loans unless, in each case, the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Loans on a non-pro rata basis;

(iii)	Required Consents. No consent shall be required for any assignment by a Lender except to the extent required by this subsection (b)(iii):
(A)	the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)	the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment, Real Estate Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan or Real Estate Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)	the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(iv)	the parties of each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.02, 3.03(a), 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver the applicable Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by only the Borrowers and by any Lender (with respect to itself only) at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in LC Exposure); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided that such Lender may agree that it will not, without the consent of such Participant, agree to any amendment, modification or waiver described Section 10.01(b) or (c), to the extent affecting such Participant.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(b) or (c) that affects such Participant. Subject to subsection (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.02, 3.03(a) and 3.05 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment Pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.21 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.02 or 3.03(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (not to be unreasonably withheld or delayed); provided that, for purposes of this clause (e), entering into this Agreement or other Loan Document shall not be construed as providing such consent, or the right to a greater payment results from a Change in Law after the Participant becomes a Participant with respect to such participation. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each participation and each Participant to which the Borrowers have so consented, from time to time (the “Participant Register”). The entries in the Participant Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement. The Participant Register shall be available for inspection by only the Borrowers and by any Lender (with respect to its participations only) at any reasonable time and from time to time upon reasonable prior notice.
          (f) Certain Pledges. Any Lender may, without the consent of any Loan Party or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     SECTION 10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, trustees, employees, agents, advisors and representatives, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, unless prohibited by any Law, shall use reasonable efforts to notify the Borrowers in advance of any disclosure pursuant to this clause (c) but only to the extent reasonably practicable under the circumstances and on the understanding that neither the Administrative Agent nor any Lender shall incur any liability for failure to give such notice, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement with any Borrower or any Subsidiary, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

     For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the LC Issuer acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer, irrespective of whether or not such Lender or the LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     SECTION 10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     SECTION 10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail (including, without limitation, by PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any credit extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     SECTION 10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.05, and such amounts or compensation do not affect Lenders generally, or if any Lender is a Defaulting Lender or a non-consenting Lender as provided in Section 10.01, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
          (a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursement, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.03(a)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
          (c) in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.05, such assignment will result in a reduction in such compensation or payments thereafter; and
          (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     SECTION 10.14. Governing Law, Jurisdiction, Etc.(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, BUT NOT LIMITED TO, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     SECTION 10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 10.16. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.
     SECTION 10.17. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder or under any other Loan Document to which it is party shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in

accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or that could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent and the Lenders against such loss. The term “rate of exchange” in this Section 10.17 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.
     SECTION 10.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each of the Transactions contemplated hereby, each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) the Administrative Agent has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent has advised or is currently advising any Borrower or any of its Affiliates on other matters) and the Administrative Agent has no obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and theirs Affiliates, and the Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrowers: SMITH & WESSON HOLDING CORPORATION
By:	/s/ John A. Kelly
John A. Kelly
Chief Financial Officer and Treasurer

SMITH & WESSON CORP.
By:	/s/ John A. Kelly
John A. Kelly
Chief Financial Officer and Treasurer

THOMPSON/CENTER ARMS COMPANY, INC.
By:	/s/ John A. Kelly
John A. Kelly
Vice President and Treasurer

[Signature Page to Credit Agreement]

Agent: TORONTO DOMINION (TEXAS) LLC as Administrative Agent
By:	/s/ Ian Murray
	Name:	Ian Murray
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Lenders: TORONTO DOMINION (TEXAS) LLC
By:	/s/ Ian Murray
	Print Name:	Ian Murray
	Title:	Authorized Signatory

TD BANKNORTH, N.A.
By:	/s/ Maria P. Goncalves
	Name:	Maria P. Goncalves
	Title:	Senior Vice President

RBS CITIZENS, NATIONAL ASSOCIATION
By:	/s/ Daniel Bernard
Daniel Bernard
Senior Vice President

[Signature Page to Credit Agreement]